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The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it solicit an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2006
PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 13, 2006

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-138662

5,000,000 Shares

Bunge Limited

% Cumulative Convertible Perpetual Preference Shares
(Liquidation Preference $100 per share)

        We are offering 5,000,000 shares of our     % cumulative convertible perpetual preference shares. The annual dividend on each convertible preference share is $              and is payable quarterly in cash, common shares or a combination of cash and common shares, on each March 1, June 1, September 1 and December 1, commencing March 1, 2007. Each convertible preference share has an initial liquidation preference of $100 per share and is convertible, at the holder's option, at any time, initially into approximately              of our common shares, based on an initial conversion price of $              per share, subject in each case to specified adjustments. The conversion price will be adjusted upon the occurrence of specified events considered a fundamental change, as described in this prospectus supplement. The convertible preference shares are not redeemable by us at any time. On or after December 1, 2011, if the closing price of our common shares exceeds 130% of the conversion price for 20 trading days during any consecutive 30-trading day period, we may, at our option, cause the convertible preference shares to be automatically converted into common shares at the then prevailing conversion price.

        Our common shares are listed on the New York Stock Exchange under the symbol "BG." On November 13, 2006, the last reported sale price of our common shares was $67.50 per share. The convertible preference shares will not be listed on any securities exchange or included in any automated quotation system.

        The underwriter has an option to purchase a maximum of 750,000 additional convertible preference shares solely to cover over-allotments.

        Investing in the convertible preference shares involves risks. See "Risk Factors" beginning on page S-5 of this prospectus supplement and on page 2 of the accompanying prospectus.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Bunge Limited
Per Convertible Preference Share	$	$	$
Total	$	$	$

(1)
Plus accumulated dividends, if any, from November      , 2006

        Delivery of the convertible preference shares in book-entry form will be made on or about November      , 2006.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this prospectus supplement is November      , 2006.

PROSPECTUS SUPPLEMENT

PROSPECTUS

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        The distribution of this prospectus supplement and the accompanying prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

        Unless the context otherwise requires, references to "we," "us" or "our" refer collectively to Bunge Limited and its subsidiaries.

        Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our preference and common shares to and between non-residents of Bermuda for exchange control purposes provided any of our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. This prospectus supplement will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus supplement.

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FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus include forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate," "continue" and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include the risks, uncertainties, trends and other factors discussed under the headings "Risk Factors" in this prospectus supplement and the accompanying prospectus; in our 2005 Annual Report, under the headings "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," "Item 1. Business," "Item 1A. Risk Factors" and elsewhere; in our 2006 Quarterly Reports, under the headings "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Item 1A. Risk Factors" and in our Current Report on Form 8-K filed with the SEC on November 13, 2006. Examples of forward-looking statements include all statements that are not historical in nature, including statements regarding:

  •
  our operations, competitive position, strategy and prospects;

  •
  industry conditions, including the cyclicality of the agribusiness industry, unpredictability of the weather and the impact of crop and animal disease on our business;

  •
  estimated demand for the commodities and other products that we sell;

  •
  the effects of economic, political or social conditions and changes in foreign exchange policy or rates;

  •
  our ability to complete, integrate and benefit from acquisitions, joint ventures and strategic alliances;

  •
  governmental policies affecting our business, including agricultural and trade policies;

  •
  our funding needs and financing sources; and

  •
  the outcome of pending regulatory and legal proceedings.

        In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements contained in this prospectus supplement, the accompanying prospectus or in any document incorporated by reference herein or therein. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus supplement, the accompanying prospectus or incorporated by reference herein or therein not to occur. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus supplement.

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies without fear of litigation. We would like to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act in connection with the forward-looking statements included in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein.

ii

SUMMARY

        This is only a summary and therefore does not contain all the information that may be important to you. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" section elsewhere in this prospectus supplement and the accompanying prospectus, our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding whether or not to purchase the convertible preference shares.

BUNGE LIMITED

        We are an integrated, global agribusiness and food company operating in the farm-to-consumer food chain. We believe we are:

  •
  the world's leading oilseed processing company, based on processing capacity;

  •
  the largest producer and supplier of fertilizer to farmers in South America, based on volume; and

  •
  a leading seller of bottled vegetable oils worldwide, based on sales.

        We conduct our operations in three divisions: agribusiness, fertilizer and food products. These divisions include four reporting segments: agribusiness, fertilizer, edible oil products and milling products.

        Agribusiness.    Our agribusiness division is an integrated business involved in the purchase, processing, storage and sale of grains and oilseeds. Our agribusiness operations and assets are primarily located in North and South America and Europe, and we also have operations in India and China and international marketing offices throughout the world.

        Fertilizer.    Our fertilizer division is involved in every stage of the fertilizer business, from mining of raw materials to the sale of fertilizer products. The activities of our fertilizer division are primarily located in Brazil.

        Food Products.    Our food products division consists of two business segments: edible oil products and milling products. These segments include businesses that produce and sell food products such as edible oils, shortenings, margarine, mayonnaise and milled products such as wheat flours and corn products. The activities of our food products division are primarily located in North America, Europe, Brazil and India.

        Bunge Limited is a limited liability company formed under the laws of Bermuda. Bunge Limited's principal executive office and corporate headquarters is at 50 Main Street, White Plains, New York 10606, and its telephone number is (914) 684-2800. Bunge Limited's registered office is located at 2 Church Street, Hamilton, HM 11, Bermuda.

THE OFFERING

        Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriter's option to purchase up to 750,000 additional convertible preference shares.

Securities Offered
5,000,000 % cumulative convertible perpetual preference shares; 5,750,000 convertible preference shares if the underwriter exercises its option to purchase additional convertible preference shares to cover over-allotments in full.
Dividends
Annual dividends of $ per share payable quarterly on each March 1, June 1, September 1 and December 1, commencing March 1, 2007, when, as and if declared by the board of directors. Dividends will be paid in arrears on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the convertible preference shares will accumulate and be cumulative from November , 2006 and may be paid in cash, common shares or a combination of cash and common shares. Accumulated dividends on the convertible preference shares will not bear interest. See "Description of Convertible Preference Shares—Dividends."
Settlement of Passed Dividends
If we fail to declare and pay any dividend on the convertible preference shares on a timely basis, we shall be required to settle all unpaid dividends on convertible preference shares, which we refer to as passed dividends, only by issuing and delivering our common shares, subject to a cash adjustment for fractional common shares. While any passed dividends are outstanding, we may pay any current dividend, subject to our obligation to concurrently pay all passed dividends as set forth under "Description of Convertible Preference Shares—Settlement of Passed Dividends."
Liquidation Preference
$100 per convertible preference share, plus, upon voluntary or involuntary liquidation, wind-up or dissolution, an amount equal to accumulated and unpaid dividends at such time up to an additional $25 per convertible preference share.
Ranking	The preference shares will rank with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:
•
senior to all of our common shares and to our Series A Preference Shares and to all of our other shares issued in the future unless the terms of those shares expressly provide that they rank senior or on a parity with, the convertible preference shares;
• on a parity with any series of our shares issued in the future, the terms of which expressly provide that they will rank on a parity with the convertible preference shares; and
• junior to all of our shares issued in the future, the terms of which expressly provide that such shares will rank senior to the convertible preference shares.
Redemption	We will not have the right to redeem the convertible preference shares.
Conversion Rights
Each convertible preference share may be converted at any time, at the option of the holder, into approximately common shares (which is calculated using an initial conversion price of $ per common share) plus cash in lieu of fractional shares. The initial conversion price is subject to adjustment upon the occurrence of certain events.

Mandatory Conversion
On or after December 1, 2011, if, for 20 trading days within any period of 30 consecutive trading days (including the last trading day of such period), the closing price of our common shares exceeds 130% of the then prevailing conversion price of the convertible preference shares, we may, at our option, cause all issued and outstanding convertible preference shares to be automatically converted into that number of common shares that are issuable at the then prevailing conversion price. See "Description of Convertible Preference Shares—Mandatory Conversion."

In addition, if, on or after December 1, 2011, there are fewer than 250,000 convertible preference shares issued and outstanding, we may also, at our option, cause all issued and outstanding convertible preference shares to be converted into common shares.
Adjustment to Conversion Rate Upon a Fundamental Change	If a fundamental change occurs we may increase the conversion rate on convertible preference shares converted in connection with the fundamental change.

The amount of the increase, if any, will be based on the price paid for our common shares in connection with the fundamental change and the effective date of such fundamental change. A description of how the increase in the conversion rate will be determined and a table showing the increase that would apply at various common share prices and effective dates is set forth under "Description of Convertible Preference Shares—Adjustment of Conversion Rate Upon a Fundamental Change."

Upon a fundamental change, holders of convertible preference shares shall, if the market price of our common shares on the effective date of the fundamental change is less than the market price of our common shares on the date we issue the convertible preference shares (subject to adjustment in the same manner as the conversion price), also have a one-time option to convert all of their outstanding convertible preference shares into common shares at an adjusted conversion price equal to the greater of (1) the market price of our common shares on the effective date of the fundamental change and (2) one-third of the market price of our common shares on the date we issue the convertible preference shares (subject to adjustment in the same manner as the conversion price). This option shall be exercisable during a period of not less than 30 days nor more than 60 days after you receive notice of a fundamental change.
Voting Rights
Except as required by Bermuda law and the certificate of designation for the convertible preference shares and as set out in our bye-laws, the holders of the convertible preference shares will generally have no voting rights unless dividends payable on the convertible preference shares are in arrears for six or more quarterly periods. In that event, the holders of the convertible preference shares, voting as a single class with any other preference shares having similar voting rights will be entitled at the next annual general meeting or special general meeting of our shareholders to elect two directors. These voting rights and the terms of the directors so elected, subject to our bye-laws and Bermuda law, will continue until such time as the dividend arrearage on the convertible preference shares has been paid in full. The affirmative vote or consent of holders of at least 66% of the issued and outstanding convertible preference shares will be required for amendments to our memorandum of association, bye-laws or certificate of designation that would vary adversely the rights of holders of the convertible preference shares.

Use of Proceeds
The net proceeds to us from the sale of the convertible preference shares offered hereby are estimated to be approximately $ million, after deducting underwriting discounts and commissions and the estimated expenses of the offering payable by us. We intend to use the net proceeds from this offering to repay indebtedness. See "Use of Proceeds."
Tax Consequences
The Bermuda and U.S. federal income tax consequences of purchasing, owning and disposing of the convertible preference shares and any common shares received upon conversion of the convertible preference shares are described in "Certain Tax Considerations." Prospective investors are urged to consult their own tax advisors regarding the tax consequences of purchasing, owning and disposing of the convertible preference shares and any common shares received upon conversion in light of their personal investment circumstances, including consequences resulting from the possibility that actual or constructive distributions on the convertible preference shares may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes, in which case they would not be treated as dividends for U.S. federal income tax purposes.
Absence of a Public Market
The convertible preference shares are a new issue for which there is currently no public market. If an active public market does not develop, the market price and liquidity of the convertible preference shares will be adversely affected. We do not intend to list the convertible preference shares on any national securities exchange or include the convertible preference shares in any automated quotation system.
Book-Entry, Delivery and Form
Initially, the convertible preference shares will be represented by one or more permanent global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of DTC.
Common Share Symbol	Our common shares are listed for trading on the NYSE under the symbol "BG."

Risk Factors

        An investment in the convertible preference shares involves certain risks that a potential investor should carefully evaluate prior to making an investment in the convertible preference shares. See "Risk Factors" beginning on page S-5 of this prospectus supplement and on page 2 on the accompanying prospectus.

RISK FACTORS

        An investment in the convertible preference shares involves risks. You should carefully consider the risks described below, together with the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the risks related to our business and industry in "Risk Factors" in the accompanying prospectus, before making a decision to invest in the convertible preference shares offered hereby.

Risks Related to Our Convertible Preference Shares

We may not be able to pay dividends on the convertible preference shares.

        Under Bermuda law, a company's board of directors may not declare or pay dividends if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. Issued share capital is the aggregate par value of our issued shares, and the share premium account is the aggregate amount paid for issued shares over and above their par value. Share premium accounts may be reduced in certain limited circumstances.

The convertible preference shares rank junior to all of our liabilities and will not limit our ability to incur future indebtedness that will rank senior to the convertible preference shares.

        The convertible preference shares rank junior to all of our liabilities. In the event of our bankruptcy, liquidation or winding-up, our assets will be available to make payments with respect to our obligations on the convertible preference shares, including any payments we may be required to make on the convertible preference shares, only after all of our indebtedness and other liabilities have been paid. In addition, the convertible preference shares will effectively rank junior to all existing and future liabilities of our subsidiaries and any share capital of our subsidiaries held by others. The rights of holders of the convertible preference shares to participate in the distribution of assets of our subsidiaries will rank junior to the prior claims of that subsidiary's creditors and any such other equity holders. As of September 30, 2006, we had approximately $8,126 million of total liabilities. Consequently, if we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets remaining to pay amounts due on any or all of the convertible preference shares then issued and outstanding. We and our subsidiaries may incur substantial amounts of additional debt and the other obligations that will rank senior to the convertible preference shares, and the terms of the convertible preference shares will not limit the amount of such debt or other obligations that we may incur.

The number of additional shares issuable upon conversion in connection with a fundamental change may not adequately compensate you for the lost option time value of your convertible preference shares as a result of such fundamental change.

        If a fundamental change occurs we will, under certain circumstances, increase the conversion rate by a certain number of additional shares for the convertible preference shares converted in connection with that fundamental change. A description of the method by which the number of additional shares will be determined is described under "Description of Convertible Preference Shares—Adjustment of Conversion Rate Upon a Fundamental Change." While the number of additional shares is designed to compensate you for the lost option time value of your convertible preference shares as a result of a fundamental change, the additional shares are only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the market price per common share at the time of the fundamental change is less than the price of our common shares when we price the convertible preference shares we will not be required to increase the conversion rate.

The liquidation preference for our convertible preference shares is limited in respect of accumulated dividends.

        The liquidation preference for the convertible preference shares offered is equal to $100 per share plus an amount equal to accumulated and unpaid dividends up to $25 per share. As a result, if our accumulated dividends exceed $25 per convertible preference share, your liquidation preference will no longer increase.

Our ability to issue preference shares in the future could adversely affect the rights of holders of the convertible preference shares and our common shares.

        Our board of directors is authorized to issue additional series of preference shares on parity with the convertible preference shares with respect to the payment of dividends and distribution of assets upon liquidation without any action on the part of holders of our convertible preference shares and our common shares. Our board of directors also has the power, without shareholder approval, to set the terms of any such series of preference shares that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common shares with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preference shares in the future that have preference over our common shares with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preference shares with voting rights that dilute the voting power of our common shares, the market price of our common shares could decrease, adversely affecting the value of the convertible preference shares.

The trading prices for the convertible preference shares will be directly affected by the trading prices for our common shares, which are impossible to predict.

        The trading prices for the convertible preference shares in the secondary market will be directly affected by the trading prices of our common shares. Trading prices of our common shares may be volatile in response to a number of factors, including actual or anticipated variations in our quarterly or annual operating results, changes in conditions, trends or prospects in our industry and general economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of equity securities generally and sales of substantial amounts of common shares by us or others in the market after this offering, or the perception that such sales could occur, could affect the price of our common shares, thereby affecting the price of the convertible preference shares. See "Description of Share Capital—Registration Rights Agreement" in the accompanying prospectus for more information about the registration rights we have granted to certain holders of our common shares.

        The sale of substantial amounts of our common shares could adversely impact the market price of our common shares, which could in turn negatively affect the trading price of the convertible preference shares. In addition, the price of our common shares could also be affected by possible sales of our common shares by investors who view the convertible preference shares as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common shares. The hedging or arbitrage could, in turn, negatively affect the trading price of the convertible preference shares.

Holders of the convertible preference shares will have no rights as a holder of our common shares until they acquire, upon conversion, our common shares.

        Until you acquire our common shares upon conversion, you will have no rights with respect to our common shares, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common shares. Upon conversion, you will be entitled to exercise the rights of a holder of common shares only as to matters for which the record date occurs after the conversion date.

The convertible preference shares have never been publicly traded and an active trading market for such shares may not develop.

        Prior to this offering, there has been no public market for the convertible preference shares and an active trading market may not develop, or, if developed, may not be maintained. There is no plan to list the convertible preference shares on any securities exchange or to include them in any automated quotation system. Although the underwriter has advised us that it intends to facilitate secondary market trading by making a market in the convertible preference shares, it is not obligated to do so and may discontinue market making activities at any time. Accordingly, if an active market is not developed or sustained, the market price and liquidity of the convertible preference shares may be adversely affected. If a market for the convertible preference shares were to develop, the convertible preference shares could trade at prices that may be higher or lower than the initial offering price depending upon many factors, including the price of our common shares, prevailing interest rates, our operating results and the markets for similar securities.

If you convert, you will experience immediate and substantial dilution.

        You may convert your convertible preference shares into our common shares at any time. If you convert your convertible preference shares into common shares, you will experience immediate and substantial dilution because the per share conversion price of the convertible preference shares immediately after this offering will be higher than the net tangible book value per share of our issued and outstanding common shares. In addition, you will also experience dilution when and if we issue additional common shares, which we may be required to issue pursuant to employee or director compensation plans.

You may not be able to immediately exercise your right to elect two directors if we default on the dividends on our convertible preference shares.

        Under the terms of the convertible preference shares, you will have the right to elect two directors if dividends are in arrears and unpaid for six or more quarterly periods (whether or not consecutive). In that event, you will be voting together with the holders of any such other series or classes of preference shares as one class. We will facilitate the election or appointment of these two directors in a manner consistent with our bye-laws and Bermuda law. Our bye-laws currently limit the size of our board to not more than fifteen members. Although we currently have the ability to increase the size of our board from eleven directors to a maximum of fifteen directors, we may either appoint additional individuals to our board of directors or seek to amend our bye-laws to reduce the maximum number of directors permitted. As a result, we cannot be certain that the two directors to be elected by the holders of the convertible preference shares will be elected immediately upon the occurrence of the sixth quarterly dividend payment default.

You may have to pay taxes with respect to the distributions on our common shares that you do not receive.

        The conversion rate of the convertible preference shares is subject to adjustment for certain events arising from splits of share capital and combinations, dividends of share capital, certain cash dividends and certain other actions by us that modify our capital structure. See "Description of Convertible Preference Shares—Conversion Price Adjustment." If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you would be treated as receiving a distribution and may be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. If the conversion rate is increased, such increase also may be deemed to be the payment of a taxable dividend to you, notwithstanding the fact that you do not receive a cash payment. The amount that you would have to include in income would generally be equal to the value of the additional shares that you would receive upon conversion as a result of the adjustment to the conversion rate. See "Certain Tax

Considerations—United States Federal Income Tax Considerations—U.S. Holders—Adjustment to Conversion Rate."

It is expected that non-corporate U.S. shareholders will be ineligible for the favorable United States federal income tax treatment that applies to dividend income received from certain corporations for dividends received on our convertible preference shares.

        Dividends received before January 1, 2011 by non-corporate U.S. shareholders on shares of certain foreign corporations will be subject to United States federal income tax at lower rates than other types of ordinary income if certain conditions are met. However, because our convertible preference shares are not readily tradable on an established securities market in the United States and there is no income tax treaty between Bermuda and the United States, we currently do not expect those conditions will be met. As a result, distributions on our convertible preference shares paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be taxable as ordinary income to U.S. shareholders and will not be entitled to a reduced rate of taxation. See "Certain Tax Considerations—United States Federal Income Tax Considerations—U.S. Holders—Distributions."

We may become a passive foreign investment company, which could result in adverse United States federal income tax consequences to U.S. investors.

        Adverse United States federal income tax rules apply to individuals owning shares of a "passive foreign investment company," or PFIC, directly or indirectly. We will be classified as a PFIC for United States federal income tax purposes if 50% or more of our assets, including goodwill (based on an annual quarterly average), are passive assets, or 75% or more of our annual gross income is derived from passive assets. The calculation of goodwill will be based, in part, on the then market value of our convertible preference shares and common shares, which is subject to change. Based on certain estimates of our gross income and gross assets and relying on certain exceptions in the applicable U.S. Treasury regulations, we do not believe that we are currently a PFIC. Such a characterization could result in adverse U.S. tax consequences to U.S. investors in our convertible preference shares and common shares. In particular, absent an election described below, a U.S. investor would be subject to United States federal income tax at ordinary income tax rates, plus a possible interest charge, in respect of gain derived from a disposition of our convertible preference shares and common shares, as well as certain distributions by us. In addition, a step-up in the tax basis of our convertible preference shares and common shares would not be available upon the death of an individual shareholder, and the preferential U.S. federal income tax rates generally applicable to dividends on our common shares held by certain U.S. investors would not apply. Since PFIC status is determined by us on an annual basis and will depend on the composition of our income and assets and the nature of our activities from time to time, we cannot assure you that we will not be considered a PFIC for the current or any future taxable year. If we are treated as a PFIC for any taxable year, U.S. investors may desire to make an election to treat us as a "qualified electing fund" with respect to shares owned (a QEF election), in which case U.S. investors will be required to take into account a pro rata share of our earnings and net capital gain for each year, regardless of whether we make any distributions. As an alternative to the QEF election, a U.S. investor may be able to make an election to "mark to market" our common shares each taxable year and recognize ordinary income pursuant to such election based upon increases in the value of our common shares. See "Certain Tax Considerations—United States Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Status."

USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately $490.8 million from this offering after deducting the underwriter's commissions and estimated offering expenses payable by us.

        We intend to use the net proceeds from this offering to reduce indebtedness under our short-term revolving credit facilities and our commercial paper program. Borrowings under our short-term revolving credit facilities, as of September 30, 2006, had a weighted average interest rate of 6.15%, with an average maturity of approximately 82 days. Indebtedness under our commercial paper program, as of September 30, 2006, had a weighted average interest rate of 5.73%, with an average maturity of 17 days.

        To the extent we issue convertible preference shares generating net proceeds in excess of $490.8 million, we intend to use such net proceeds to repay additional indebtedness.

CAPITALIZATION

        The following table sets forth our cash and capitalization as of September 30, 2006 on an actual basis and as adjusted to give effect to this offering and the application of the net proceeds from the sale of the convertible preference shares, as described under "Use of Proceeds."

        This table should be read in conjunction with "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements for the year ended December 31, 2005 included in our Current Report on Form 8-K filed on November 13, 2006 and with "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited consolidated financial statements for the quarterly period ended September 30, 2006 included in our Quarterly Reports for such period, which are incorporated by reference in this prospectus supplement and accompanying prospectus. See "Incorporation of Certain Documents by Reference."

	As of September 30, 2006
	Actual	As Adjusted
	(dollars in millions, except share data)
Cash and cash equivalents	$287	$287

Short-term debt, including current portion of long-term debt	$927	$436
Long-term debt:
Secured	138	138
Unsecured	672	672
6.78% Senior Guaranteed Notes, Series B, due 2009	53	53
7.44% Senior Guaranteed Notes, Series C, due 2012	351	351
7.80% Senior Notes due 2012	200	200
5.875% Senior Notes due 2013	300	300
4.375% Senior Notes due 2008	500	500
5.35% Senior Notes due 2014	500	500
5.10% Senior Notes due 2015	400	400

Total long-term debt	$3,114	$3,114
Minority interest	381	381
Shareholders' equity:
Preference shares, par value $.01; 10,000,000 shares authorized; no shares issued and outstanding, actual; 5,000,000 convertible preference shares issued and outstanding, liquidation preference $100, as adjusted	—	491
Common shares, par value $.01; 240,000,000 shares authorized; 119,733,965 shares issued and outstanding, actual and as adjusted(1)	1	1
Additional paid in capital	2,688	2,688
Retained earnings	2,110	2,110
Accumulated other comprehensive loss	(85)	(85)

Total shareholders' equity	4,714	5,205

Total capitalization	$9,136	$9,136

(1)
The number of common shares issued and outstanding as of September 30, 2006 excludes any common shares issuable upon conversion of the convertible preference shares, 4,060,170 common shares issuable upon the exercise of stock options and 1,297,119 common shares issuable in respect of time-vested regular and performance-based restricted stock units, assumes all participants receive shares and no adjustment by the compensation committee of the board of directors of Bunge Limited.

DESCRIPTION OF CONVERTIBLE PREFERENCE SHARES

        The following is a summary of certain provisions of the certificate of designation of our    % Cumulative Convertible Perpetual Preference Shares (which we will refer to as the "Convertible Preference Shares"). We will file a copy of the certificate of designation for the Convertible Preference Shares as an exhibit to a current report on Form 8-K. The following description is a summary of the material provisions of the Convertible Preference Shares as set forth in the related certificate of designation. It does not purport to be complete. We refer you to the provisions of the certificate of designation, including the definitions of terms used in the certificate of designation. We urge you to read the certificate of designation because it, and not this description, defines your rights as a holder of Convertible Preference Shares. See also "Description of Share Capital" in the accompanying prospectus for a description of general terms applicable to these Convertible Preference Shares, a description of our common shares and certain provisions of Bermuda law.

        As used in this section, the terms the "Company," "us," "we" or "our" refer to Bunge Limited and not any of its subsidiaries.

General

        At the consummation of this offering, we will issue 5,000,000 Convertible Preference Shares. In addition, we have granted the underwriter an option to purchase up to 750,000 additional Convertible Preference Shares solely to over-allotments.

        When issued, the Convertible Preference Shares, and any common shares issued upon the conversion of the Convertible Preference Shares, will be fully paid and nonassessable. The holders of the Convertible Preference Shares will have no preemptive or preferential right to purchase or subscribe to our shares, warrants or other securities of any class. Codan Services Limited in Bermuda is the registrar for our shares and the transfer agent, branch registrar, redemption, conversion and dividend disbursing agent for the Convertible Preference Shares and common shares is Mellon Investor Services LLC.

        Our Convertible Preference Shares are subject to mandatory conversion, as described below in "—Mandatory Conversion," but are not redeemable by us.

Ranking

        The Convertible Preference Shares, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, rank:

  •
  senior to all classes of our common shares and to our Series A Preference Shares and each other class of shares or series of preference shares established after the original issue date of the Convertible Preference Shares (which we will refer to as the "Issue Date"), the terms of which do not expressly provide that such class or series ranks senior or on a parity with the Convertible Preference Shares as to dividend rights or rights upon our liquidation, winding-up or dissolution (we refer to each such class of shares or series of preference shares, collectively, as "Junior Shares");

  •
  on a parity, in all respects, with any class of shares or series of preference shares established after the Issue Date, the terms of which expressly provide that such class or series of preference shares will rank on a parity with the Convertible Preference Shares as to dividend rights or rights upon our liquidation, winding-up or dissolution (we refer to each such class of shares or series of preference shares, collectively, as "Parity Shares"); and

  •
  junior to classes of shares, including series of preference shares, established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Convertible Preference Shares as to dividend rights or rights upon our liquidation, winding-up or dissolution (we refer to each such class of shares or series of preference shares, collectively as "Senior Shares").

        While any Convertible Preference Shares are issued and outstanding, we may not authorize or issue any class or series of Senior Shares, or any security convertible into Senior Shares without the affirmative vote or consent of the holders of at least 66% of the outstanding Convertible Preference Shares. Without the consent of any holder of Convertible Preference Shares, however, we may authorize, increase the authorized amount of, or issue any class or series of Parity Shares or Junior Shares. See "—Voting Rights" below.

Dividends

        Holders of Convertible Preference Shares will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends at the rate per annum of    % per share on the liquidation preference thereof of $100.00 per Convertible Preference Share (equivalent to $                  per annum per share). Dividends on the Convertible Preference Shares will be payable quarterly on March 1, June 1, September 1 and December 1 of each year, commencing March 1, 2007 (each, a "Dividend Payment Date") at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date of the Convertible Preference Shares, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Dividends will be payable to holders of record as they appear on our register of members on the immediately preceding February 15, May 15, August 15 or November 15 (each, a "Record Date"). Accumulations of dividends on Convertible Preference Shares shall not bear interest. Dividends payable on the Convertible Preference Shares for any period less than a full dividend period (based upon the number of days elapsed during such period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

        No dividends or other distributions (other than a dividend or distribution or bonus issue payable solely in Parity Shares or Junior Shares (in the case of Parity Shares) or Junior Shares (in the case of Junior Shares) and cash in lieu of fractional shares) may be declared, made or paid, or set apart and/or reserved for payment upon, any Parity Shares or Junior Shares, nor may any Parity Shares or Junior Shares be redeemed, repurchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Shares or Junior Shares) by us or on our behalf (except by conversion into or exchange for Parity Shares or Junior Shares (in the case of Parity Shares) or Junior Shares (in the case of Junior Shares)) unless all accumulated and unpaid dividends have been, or contemporaneously are, declared and paid, or are declared and cash and/or such number of common shares, if any, sufficient for the payment thereof is set apart and/or reserved for such payment, on the Convertible Preference Shares and any Parity Shares for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, repurchase or acquisition. Notwithstanding the preceding passage, if full dividends have not been paid on the Convertible Preference Shares and any Parity Shares, dividends may be declared and paid on the Convertible Preference Shares and such Parity Shares so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Convertible Preference Shares and such Parity Shares will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the Convertible Preference Shares and such Parity Shares bear to each other. Holders of the Convertible Preference Shares will not be entitled to any dividend, whether payable in cash, property or common shares, in excess of full cumulative dividends.

        Our ability to declare and pay cash dividends and make other distributions with respect to our shares, including the Convertible Preference Shares, may be limited by applicable Bermuda law. See "Risk Factors—Risks Related to Our Convertible Preference Shares—We may not be able to pay dividends on the convertible preference shares."

Method of Payment of Dividends

        Subject to certain restrictions, we may generally, at our option, pay any dividend on the Convertible Preference Shares:

  •
  in cash;

  •
  in our common shares; or

  •
  through any combination of cash and our common shares.

        If we elect to make any such payment, or any portion thereof, in common shares, such shares shall be valued for such purpose, in the case of any dividend payment, or portion thereof, at 97% of the Market Value (as defined below under "—Conversion Price Adjustment") as determined on the second Trading Day immediately prior to the Record Date for such dividend.

        We will make each dividend payment on the Convertible Preference Shares in cash, except to the extent we elect to make all or any portion of such payment in common shares or we are required to make the dividend payment in common shares as described in "—Settlement of Passed Dividends." If we elect to pay all or a portion of a dividend in common shares, we will give the holders of the Convertible Preference Shares notice of such election and the portion of such payment that will be made in cash and the portion that will be made in common shares ten Trading Days prior to the Record Date for such dividend.

        In connection with a dividend payment made using any common shares, no fractional common shares will be delivered to the holders of the Convertible Preference Shares, but we will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a common share. Any portion of any such payment that is declared and not paid in common shares will be paid in cash.

        We may not pay any portion of a dividend on the Convertible Preference Shares in common shares unless (i) the common shares to be issued and delivered are freely transferable by the recipient without further action on its behalf or (ii) a shelf registration statement relating to those common shares has been filed with the SEC and is effective to permit the resale of the common shares by the holders thereof.

Settlement of Passed Dividends

        If we fail to declare and pay on a timely basis any dividend on the Convertible Preference Shares (a "Passed Dividend"), we shall be required to settle all Passed Dividends only by issuing and delivery of our common shares, subject to a cash adjustment for fractional common shares as described in "—Method of Payment of Dividends" and "—Fractional Shares." While any Passed Dividends are outstanding, we may continue to pay any current dividend, subject to our obligation to pay all passed dividends in common shares as set forth below.

        A "Deferral Period" shall commence on the Dividend Payment Date on which we fail to declare and pay any dividend (and there are no Passed Dividends outstanding) and ends on the date on which all Passed Dividends have been settled by issuing and delivering sufficient common shares to holders of the Convertible Preference Shares.

        If a Deferral Period continues beyond the fifth anniversary of the commencement thereof, or if we pay current dividends earlier than the fifth anniversary of the commencement of such Deferral Period, we will thereafter be immediately obligated to issue and deliver common shares to holders of the Convertible Preference Shares until all Passed Dividends are settled in full, subject to the Common Share Cap and the Total Common Share Cap Amount (both as described below), unless a Market Disruption Event (as described below) is in effect.

        Until the fifth anniversary of the commencement of a Deferral Period, we may limit the aggregate number of common shares that we deliver to holders of the Convertible Preference Shares to settle any Passed Dividends since the commencement of the relevant Deferral Period to 2% of the number of our common shares outstanding immediately prior to the time common shares are issued to pay dividends on the Convertible Preference Shares (the "Common Share Cap"). After the fifth anniversary of the commencement of the Deferral Period, the Common Share Cap shall no longer apply. However, we may limit the aggregate number of common shares that we issue and deliver to holders of the Convertible Preference Shares to settle any Passed Dividends at any time to an amount equal to the "Total Common Share Cap Amount." The Total Common Share Cap Amount will initially equal 18.0 million common shares, adjusted as of any date on which the Conversion Price is adjusted in the same manner as the Conversion Price is adjusted, as described in "—Conversion Price Adjustment." We may issue common shares in excess of the Total Common Share Cap Amount, however we are not obligated to do so.

        A "Market Disruption Event" means the occurrence or continuation of any of the following events or circumstances:

  (1)
  we would be required to obtain the consent or approval of our shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue common shares and such consent or approval has not yet been obtained even though we have used commercially reasonable efforts to obtain the required consent or approval;

  (2)
  trading in securities generally on the principal exchange or market on which our common shares are listed and traded (currently the New York Stock Exchange) shall have been suspended or materially disrupted or minimum prices shall have been established on any such exchange or market by the SEC, by the relevant exchange or market or any other regulatory body or governmental authority;

  (3)
  we reasonably believe that the issuance of our common shares would not be in compliance with applicable securities laws or rules or regulations of the SEC and we are unable to comply with such laws, rules or regulations or such compliance is impracticable, provided that no single suspension contemplated by this paragraph (3) may exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (3) may not exceed an aggregate of 180 days in any 360-day period;

  (4)
  there is a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States, such as to make it, in the judgment of Bunge Limited, impracticable to proceed with the issuance of our common shares;

  (5)
  a material disruption shall have occurred in commercial banking or securities settlement or clearing services in the United States; or

  (6)
  a banking moratorium shall have been declared by federal or New York State authorities of the United States.

        As promptly as possible after we become aware of the occurrence of a Market Disruption Event during the continuation of a Deferral Period, we shall give a written notice to holders of the Convertible Preference Shares. Such notice shall identify which type of Market Disruption Event has occurred and the date on which that event occurred or existed. Our obligation to issue and deliver common shares to settle all Passed Dividends on the Convertible Preference Shares shall resume at such time as no Market Disruption Event exists or is continuing.

Liquidation Preference

        In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Convertible Preference Shares will be entitled to receive and to be paid out of our assets available for distribution to our shareholders, before any payment or distribution is made to holders of Junior Shares (including our common shares), a liquidation preference in the amount of $100.00 per Convertible Preference Share, plus, upon voluntary or involuntary liquidation, winding-up or dissolution, an amount equal to accumulated and unpaid dividends on the Convertible Preference Shares to the date fixed for liquidation, winding-up or dissolution up to a maximum of an additional $25.00 per share. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the Convertible Preference Shares and all Parity Shares are not paid in full, the holders of the Convertible Preference Shares and the Parity Shares will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and an amount equal to accumulated and unpaid dividends on the Convertible Preference Shares and the Parity Shares. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of the Convertible Preference Shares will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger, consolidation or amalgamation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

        Neither our bye-laws nor the certificate of designation contains any provision requiring funds to be set aside to protect the liquidation preference of the Convertible Preference Shares even though it is substantially in excess of the par value thereof.

Voting Rights

        The holders of the Convertible Preference Shares will have no voting rights except as set forth in the certificate of designation, as described below, or as otherwise required by Bermuda law from time to time.

        If dividends on the Convertible Preference Shares are in arrears and unpaid for six or more quarterly periods (whether or not consecutive), the holders of the Convertible Preference Shares, voting as a single class with any other series of preference shares having similar voting rights that are exercisable will be entitled at our next annual general meeting or special general meeting of shareholders to elect two additional directors to our board of directors. Upon the election of any additional directors, the number of directors that comprise our board may be increased by such number of additional directors. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Convertible Preference Shares has been paid in full. We will facilitate the election or appointment of these two directors in a manner consistent with our bye-laws and Bermuda law. The terms of the directors so elected will be determined in accordance with our bye-laws. Under our bye-laws, our board of directors is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. If the rights of the holders of the Convertible Preference Shares to elect such directors terminate before such directors' term of office would otherwise expire, our board may ask such directors to tender their resignation as directors upon termination of the rights of the holders of the Convertible Preference Shares. See "Risk Factors—You may not be able to immediately exercise your right to elect two directors if we default on the dividends on our convertible preference shares."

        In addition, the affirmative vote or consent of the holders of at least 66% of the outstanding Convertible Preference Shares will be required for the authorization or issuance of any class or series of Senior Shares (or any security convertible into Senior Shares) and for amendments to our memorandum of association, bye-laws or the certificate of designation for the Convertible Preference

Shares that would vary adversely the rights of holders of the Convertible Preference Shares. The authorization of, the increase in the authorized number of common shares or undesignated preference shares or the issuance of any shares of any class or series of Parity Shares or Junior Shares, including common shares, will not require the consent of the holders of the Convertible Preference Shares, and will not be deemed to vary adversely the rights of the holders of the Convertible Preference Shares.

        In all cases in which the holders of Convertible Preference Shares shall be entitled to vote, each Convertible Preference Share shall be entitled to one vote.

Conversion Rights

        Each Convertible Preference Share will be convertible at any time at the option of the holder thereof into approximately            common shares (which is calculated using an initial conversion price of $                  per common share) subject to adjustment as described below (and we refer to such price or adjusted price as the "Conversion Price"). We refer to the rate at which one Convertible Preference Share may be converted as the Conversion Rate. Changes in the Conversion Price will have a corresponding effect on the Conversion Rate.

        The holders of Convertible Preference Shares at the close of business on a Record Date will be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following that Record Date or our default in payment of the dividend due on that Dividend Payment Date. However, Convertible Preference Shares surrendered for conversion during the period between the close of business on any Record Date and the close of business on the business day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such Convertible Preference Shares on that Dividend Payment Date. A holder of Convertible Preference Shares on a Record Date who (or whose transferee) tenders any Convertible Preference Shares for conversion on the corresponding Dividend Payment Date will receive the dividend payable by us on the Convertible Preference Shares on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of Convertible Preference Shares for conversion. Except as provided above with respect to a voluntary conversion, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted Convertible Preference Shares or for dividends on the common shares issued upon conversion.

Mandatory Conversion

        At any time on or after December 1, 2011, if the Closing Sale Price of our common shares equals or exceeds 130% of the then prevailing Conversion Price for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-Trading Day period, ending on the Trading Day prior to our issuance of a press release announcing the mandatory conversion as described below, we may at our option cause the Convertible Preference Shares to be automatically converted into common shares at the Conversion Rate.

        The term "Trading Day" means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common shares are not listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common shares are then listed or, if our common shares are not listed on a United States national or regional securities exchange, on the principal other United States market on which our common shares are then traded.

        The "Closing Sale Price" of our common shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal U.S. securities exchange on which our common shares are traded or, if our common shares are not listed on a U.S. national or regional securities exchange, on the principal other U.S. market on which our common shares are then traded. In the absence of such a market, the Closing Sale Price will be an amount determined in good faith by our board of directors to be the fair value of one of our common shares.

        To exercise the mandatory conversion right described above, we must issue a press release prior to the opening of business on the first Trading Day following any date on which the conditions described in the preceding paragraph are met, announcing such a mandatory conversion. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to the registered holders of the Convertible Preference Shares (not more than four business days after the date of the press release) of the mandatory conversion announcing our intention to convert the Convertible Preference Shares. The conversion date will be a date selected by us (which we will refer to as the "Mandatory Conversion Date") and will be no more than ten days after the date on which we issue such press release.

        In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion shall state, as appropriate:

  •
  the Mandatory Conversion Date;

  •
  the number of our common shares to be issued upon conversion of each Convertible Preference Share;

  •
  the number of Convertible Preference Shares to be converted; and

  •
  that dividends on the Convertible Preference Shares to be converted will cease to accrue on the Mandatory Conversion Date.

        On and after the Mandatory Conversion Date, dividends will cease to accrue on the Convertible Preference Shares called for a mandatory conversion and all rights of holders of such Convertible Preference Shares will terminate, except for the right to receive our common shares issuable upon conversion thereof and cash in lieu of fractional shares pursuant to "Fractional Shares" herein. The dividend payment with respect to the Convertible Preference Shares called for a mandatory conversion on a date during the period between the close of business on any Record Date for the payment of dividends to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Record Date if such Convertible Preference Share has been converted after such Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence with respect to a mandatory conversion, no payment or adjustment will be made upon conversion of Convertible Preference Shares for accumulated and unpaid dividends or for dividends with respect to the common shares issued upon such conversion.

        We may not authorize, issue a press release or give notice of any mandatory conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the Convertible Preference Shares for periods ended prior to the date of such conversion notice shall have been paid.

        In addition to the mandatory conversion provision described above, if there are fewer than 250,000 Convertible Preference Shares outstanding, we may, at any time on or after December 1, 2011, at our option, cause our Convertible Preference Shares to be automatically converted into that number of common shares equal to $100 (the liquidation preference per Convertible Preference Share) divided by the lesser of the then prevailing Conversion Price and the Market Value as determined on the second Trading Day immediately prior to the Mandatory Conversion Date. The provisions of the immediately preceding four paragraphs shall apply to any such mandatory conversion; provided that (1) the Mandatory Conversion Date will not be fewer than 15 days nor more than 30 days after the date on which we issue a press release announcing such mandatory conversion and (2) the press release and notice of mandatory conversion will not state the number of common shares to be issued upon conversion of each Convertible Preference Share.

Fractional Shares

        No fractional common shares or securities representing fractional common shares will be issued upon conversion, whether voluntary or mandatory. Any fractional interest in a common shares resulting from conversion will be paid in cash based on the Closing Sale Price at the close of business on the Trading Day next preceding the date of conversion.

Conversion Price Adjustment

        The Conversion Price is subject to adjustment (in accordance with formulas set forth in the certificate of designation) in certain events, including:

  •
  any payment to holders of our common shares of a dividend (or other distribution) in common shares;

  •
  any issuance to all holders of common shares of rights, options or warrants entitling them to subscribe for or purchase common shares or securities convertible into or exchangeable for common shares at less than the Market Value (as defined below) for the period ending on the date of issuance; provided that no adjustment shall be made with respect to such a distribution if the holder of Convertible Preference Shares would be entitled to receive such rights, options or warrants upon conversion at any time of Convertible Preference Shares into common shares; provided further, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering events occur;

  •
  any subdivision, combination, consolidation or reclassification of the common shares;

  •
  any dividend or distribution to all holders of common shares (other than a dividend or distribution referred to in the second bullet point above) made pursuant to any shareholder rights plan, "poison pill" or similar arrangement and excluding dividends payable upon the Convertible Preference Shares;

  •
  any distribution by us consisting exclusively of cash to all holders of our common shares, excluding any cash dividend on our common shares to the extent that the aggregate cash dividend per common share in any quarterly period does not exceed $0.16 (the "dividend threshold amount"); the dividend threshold amount is subject to adjustment under the same circumstances under which the Conversion Price is subject to adjustment; provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the Conversion Price pursuant to this clause, in which event the Conversion Price will be adjusted by multiplying:

  (1)
  the Conversion Price by

  (2)
  a fraction, the numerator of which will be the Market Value of a common share on the date on which "ex-dividend trading" commences for such distribution minus the amount per share of such dividend increase (as determined below) or distribution and the denominator of which will be the Market Value of a common share on the date on which "ex-dividend trading" commences for such distribution. For purposes of this paragraph, "ex-dividend trading" means the first date on which common shares trade on the applicable exchange or market without the right to receive the applicable distribution.

    If an adjustment is required to be made under this clause as a result of a cash dividend in any quarterly period that exceeds the dividend threshold amount, the adjustment would be based upon the amount by which the distribution exceeds the dividend threshold amount (the "dividend increase"). If an adjustment is otherwise required to be made under this clause, the adjustment would be based upon the full amount of the dividend increase. Notwithstanding the foregoing, in no event will the Conversion Price be less than the price of our common shares when we price the Convertible Preference Shares, subject to adjustment in accordance with the first, second, third, fourth, sixth and seventh bullet points under this caption "—Conversion Price Adjustment";

  •
  the completion of a tender or exchange offer made by us or any of our subsidiaries for our common shares that involves an aggregate consideration that, together with (a) any cash and other consideration payable in a tender or exchange offer by us or any of our subsidiaries for common shares expiring within the preceding 12 months in respect of which no adjustment has been made and (b) the aggregate amount of any such all-cash distributions, in excess of the dividend threshold amount referred to in the preceding bullet point to all holders of common shares within the preceding 12 months in respect of which no adjustments have been made, exceeds 15% of our market capitalization on the expiration of such tender offer; or

  •
  a distribution to all holders of common shares consisting of evidences of indebtedness, shares other than common shares or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above).

        No adjustment of the Conversion Price will be required unless such adjustment would require an increase or decrease of at least 1.0% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1.0% of such Conversion Price; provided that with respect to adjustments to be made to the Conversion Price in connection with cash dividends paid by us, we will make such adjustments, regardless of whether such aggregate adjustments amount to 1.0% or more of the Conversion Price, no later than March 1 of each calendar year. We reserve the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as we consider to be advisable in order that any event treated for U.S. federal income tax purposes as a dividend of shares or share rights will not be taxable to the recipients. If we elect to make such a reduction in the Conversion Price, we will comply with the requirements of securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

        The term "Market Value" means the average Closing Sale Price of our common shares for a five consecutive Trading Day period on the New York Stock Exchange (or such other national securities exchange or automated quotation system on which the common shares are then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined in good faith by our board of directors to be the fair value of our common shares) ending on the Trading Day immediately preceding the date of determination.

        If we distribute rights or warrants (other than those referred to in the second bullet point of the third preceding paragraph) pro rata to holders of common shares, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any Convertible Preference Shares surrendered for conversion will be entitled to receive upon such conversion, in addition to the common shares into which such Convertible Preference Shares are convertible (which we will refer to as the "Conversion Shares"), a number of rights or warrants to be determined as follows:

  •
  if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (which we will refer to as the "Distribution Date"), the same number of rights or warrants to which a holder of a number of common shares equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants; and

  •
  if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of common shares into which such Convertible Preference Shares were convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date had such Convertible Preference Shares been converted immediately prior to such Distribution Date in accordance with the terms and provisions applicable to the rights or warrants.

The Conversion Price will not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

Adjustment of Conversion Rate Upon a Fundamental Change

        We must give notice of each Fundamental Change (as defined below) to all record holders on a date ("the Fundamental Change Notice Date") that is within ten Trading Days after the effective date of the Fundamental Change (the "Effective Date"). If a holder converts its Convertible Preference Shares at any time beginning at the opening of business on the Trading Day immediately following the Effective Date and ending at the close of business on the 30th Trading Day immediately following the Effective Date, we will increase the Conversion Rate by a number of shares ("the additional shares") as described below and correspondingly decrease the Conversion Price. The increase in the Conversion Rate will be expressed as a number of additional shares per Convertible Preference Share and is based on the Effective Date and the price, referred to as the "Share Price," paid, or deemed to be paid, per common share in the transaction constituting the Fundamental Change. If holders of our common shares receive only cash in the Fundamental Change, the Share Price shall be the cash amount paid per common share. In all other cases, the Share Price will be the Market Value as of the Effective Date.

        The following table sets forth the Share Price, Effective Date and the increase in the conversion rate, expressed as a number of additional common shares to be received for each Convertible Preference Share, upon a conversion in connection with a Fundamental Change.

Additional Common Shares

Effective Date
Share Price	December 1, 2006	December 1, 2007	December 1, 2008	December 1, 2009	December 1, 2010	December 1, 2011	Thereafter
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

(1)
The Share Prices set forth in the table will be adjusted as of any date on which the Conversion Price is adjusted. The adjusted Share Prices will equal the Share Prices applicable immediately prior to the adjustment multiplied by a fraction, the numerator of which is the Conversion Price as so adjusted and the denominator of which is the Conversion Price immediately prior to the adjustment to the Conversion Price. In addition, the number of additional shares in the table will be subject to adjustment in a manner corresponding to the adjustments made in the Conversion Price.

        The exact Share Price and Effective Date may not be set forth on the table, in which case:

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  if the Share Price is between two Share Prices in the table or the Effective Date is between two Effective Dates in the table, the number of additional shares to be received for each Convertible Preference Share will be determined by straight-line interpolation between the number of additional shares to be received for each Convertible Preference Share set forth for the higher and lower Share Prices and the two Effective Dates, as applicable, based on a 365-day year;

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  if the Share Price is in excess of $                  per share (subject to adjustment in the same manner as the Share Prices in the table above), no additional shares will be issued upon conversion of the Convertible Preference Shares; and

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  if the Share Price is less than or equal to $                  per share (the price of our common shares when we price the Convertible Preference Shares, subject to adjustment in the same manner as the Share Prices in the table above), no additional shares will be issued upon conversion of the Convertible Preference Shares.

        Our obligation to increase the Conversion Rate by the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles relating to available remedies and applicable law.

        A "Fundamental Change" will be deemed to have occurred upon the occurrence of any of the following:

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  we consolidate with, amalgamate or merge with or into, another person, or any person consolidates with, or amalgamates or merges with or into, us, other than pursuant to a transaction in which the persons that "beneficially owned" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, the shares of our voting shares immediately prior to such transaction beneficially own, directly or indirectly, our voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person in substantially the same proportion among themselves as such ownership immediately prior to such transaction;

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  the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of our assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"));

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  the adoption of a plan the consummation of which would result in our liquidation or dissolution;

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  the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of our voting shares;

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  during any period of two consecutive years, individuals who at the beginning of such period comprised our board of directors (together with any new directors whose appointment by such board of directors or whose nomination for election by our shareholders was approved by a vote of 66% of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

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  our common shares cease to be listed on a national securities exchange or an over-the-counter market in the United States.

However, a Fundamental Change will not be deemed to have occurred in the case of a merger, consolidation or amalgamation, if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters' appraisal rights) in the merger, consolidation or amalgamation consists of common stock of a company incorporated or organized under the laws of Bermuda, the United States or any political subdivision thereof, any full member state of the European Union, Canada, or any political subdivision thereof, Australia or Switzerland and traded on a national securities exchange or quoted on Nasdaq (or which will be so traded or quoted when issued or exchanged in connection with such transaction).

        The phrase "all or substantially all" of our assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of "all or substantially all" of our assets.

        Upon a Fundamental Change, holders of Convertible Preference Shares shall, if the Market Value as of the Effective Date is less than our common share price when we price the Convertible Preference Shares, also have a one-time option to convert all of their outstanding Convertible Preference Shares into fully paid and non-assessable common shares at an adjusted Conversion Price equal to the greater of (1) the Market Value as of the Effective Date and (2) one-third of our common share price when we price the Convertible Preference Shares. This option shall be exercisable during a period of not less than 30 days nor more than 60 days after the Fundamental Change Notice Date. Our common share price when we price the Convertible Preference Shares will be adjusted as of any date on which the Conversion Price is adjusted. Such adjusted prices will equal the respective prices applicable immediately prior to the adjustment multiplied by a fraction, the numerator of which is the Conversion Price as so adjusted and the denominator of which is the Conversion Price immediately prior to the adjustment to the Conversion Price.

Conversions After Reclassifications, Consolidations, Amalgamations and Mergers

        Following any reclassification, consolidation, amalgamation or merger of our company with or into another person or any merger of another person with or into us (with certain exceptions), or any sale or other disposition of all or substantially all of our assets (computed on a consolidated basis), a holder of a Convertible Preference Share then outstanding will, upon conversion of such Convertible Preference Share, be entitled to receive the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, amalgamation, merger, sale or other disposition by a holder of the number of common shares into which such Convertible Preference Share was convertible immediately prior thereto, after giving effect to any adjustment event described under "—Conversion Price Adjustment." This provision does not limit the rights of holders in the event of a Fundamental Change, including their right to an increased Conversion Rate in connection with a conversion.

Consolidation, Amalgamation, Merger and Sale of Assets

        The certificate of designation provides that we may, without the consent of the holders of any of the outstanding Convertible Preference Shares voting as a class, consolidate or amalgamate with or merge into any other person or convey, transfer or lease all or substantially all our assets to any person or may permit any person to consolidate or amalgamate with or merge into, or transfer or lease all or substantially all its properties to, us; provided that (a) the successor, transferee or lessee is incorporated or organized under the laws of Bermuda, the United States or any political subdivision thereof, any full member state of the European Union, Canada, or any political subdivision thereof, Australia or Switzerland; (b) Convertible Preference Shares will become shares of such continuing company, successor, transferee or lessee, having in respect of such continuing company, successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon that the Convertible Preference Shares had immediately prior to such transaction; and (c) certain procedural conditions are met.

        Under any consolidation or amalgamation by us with, or merger by us into, any other person or any conveyance, transfer or lease of all or substantially all our assets as described in the preceding paragraph, the continuing company or successor resulting from such consolidation or amalgamation or into which we are merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, ours under the Convertible Preference Shares, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Convertible Preference Shares. This provision does not limit the rights of holders in the event of a Fundamental Change, including their right to receive the additional common shares in connection with a conversion described in "—Adjustment of Conversion Rate Upon a Fundamental Change."

Book-Entry, Delivery and Form

        We will initially issue the Convertible Preference Shares in the form of one or more global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and issued to and registered in the name of the Depositary or its nominee. Except as set forth below, the global securities may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the global securities directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

        The Depositary has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the underwriter), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies ("indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        We expect that pursuant to procedures established by the Depositary, upon the deposit of the global securities with, or on behalf of, the Depositary, the Depositary will credit, on its book-entry registration and transfer system, the number of Convertible Preference Shares represented by such global securities to the accounts of participants. The accounts to be credited shall be designated by the underwriter of the Convertible Preference Shares. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) and such participants and indirect participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

        So long as the Depositary, or its nominee, is the registered holder and owner of the global securities, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the Convertible Preference Securities evidenced by the global certificates for all purposes of such Convertible Preference Securities. Except as set forth below as an owner of a beneficial interest in the global certificates, you will not be entitled to have the Convertible Preference Securities represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated Convertible Preference Securities in definitive form and will not be considered to be the owner or holder of any Convertible Preference Securities under the global securities. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global securities desires to take any action that the Depositary, as the holder of the global securities, is entitled to take, the Depositary will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        All payments on Convertible Preference Securities represented by the global securities registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the global securities.

        We expect that the Depositary or its nominee, upon receipt of any payment on the global securities, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global securities as shown on the records of the Depositary or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interest in the global securities held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any Convertible Preference Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants or indirect participants.

        Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants or indirect participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the transfer agent will have any responsibility or liability for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Convertible Preference Shares

        Subject to certain conditions, the Convertible Preference Shares represented by the global securities are exchangeable for certificated Convertible Preference Shares in definitive form of like tenor as such Convertible Preference Shares if (1) the Depositary notifies us that it is unwilling or unable to continue as Depositary for the global securities or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor is not appointed within 90 days or (2) we in our discretion at any time determine not to have all of the Convertible Preference Shares represented by the global securities. Any Convertible Preference Shares that are exchangeable pursuant to the preceding sentence are exchangeable for certificated Convertible Preference Shares issuable for such number of shares and registered in such names as the Depositary shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities representing the same aggregate number of shares and registered in the name of the Depositary or its nominee.

CERTAIN TAX CONSIDERATIONS

        The following section summarizes the material tax consequences under Bermuda law and United States federal income tax considerations relating to the ownership of our preference shares and common shares.

Bermuda Tax Considerations

        At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

United States Federal Income Tax Considerations

        The following is a summary of certain United States federal income tax considerations of the ownership of our preference shares and common shares (collectively, "shares") into which preference shares may be converted, as of the date hereof. Except where noted, this summary deals only with shares held as capital assets (generally, for investment) and does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

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  a dealer in securities or currencies;

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  a financial institution;

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  a regulated investment company;

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  a real estate investment trust;

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  a tax-exempt organization;

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  an insurance company;

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  a person holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

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  a trader in securities that has elected the mark-to-market method of accounting for your securities;

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  a person liable for alternative minimum tax;

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  a person who is an investor in a partnership or other pass-through entity that holds our shares;

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  a United States person whose "functional currency" is not the U.S. dollar;

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  a United States person that holds more than 10% of the combined voting power of all of our classes of stock that are entitled to vote;

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  a "passive foreign investment company";

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  a corporation that accumulates earnings to avoid United States federal income tax; or

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  a United States expatriate.

        The summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances.

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of shares that is:

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  an individual citizen or resident of the United States;

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  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to United States federal income taxation regardless of its source;

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  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        The term "non-U.S. holder" means a beneficial owner of shares (other than a partnership) that is not a U.S. holder.

        If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares, you should consult your own tax advisors.

        If you are considering the purchase of preference shares, we strongly encourage you to consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of shares, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Holders

  Distributions

        The amount of any distribution to you with respect to the shares will be treated as a dividend, taxable as ordinary income (subject to certain exceptions discussed below), to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles. Such a dividend will be income from sources outside the United States. To the extent the amount of such distribution exceeds our earnings and profits, the excess will be applied against and will reduce your adjusted tax basis (on a dollar-for-dollar basis) in the preference shares or common shares, as the case may be. Any amount in excess of your tax basis will be treated as capital gain. If we do not pay dividends on the preference shares, the accreted liquidation preference of the preference shares will increase, and such increase may give rise to deemed dividend income to the holders of the preference shares in the amount of all, or a portion of, such increase.

        Distributions on the preference shares may be paid in cash, common shares or a combination of cash and common shares at our discretion. If we pay a distribution in common shares, the amount of such distribution will equal the fair market value of such common shares on the distribution date. A U.S. holder's tax basis in such common shares will also equal the fair market value of such common shares on the distribution date and the holding period for such common shares will begin on the date following the distribution date.

        Dividends paid by us on the shares will not be eligible for the dividends-received deduction allowed to corporations. Furthermore, because our preference shares are not readily tradable on an established securities market in the United States and there is no income tax treaty between Bermuda and the United States, we do not expect that dividends we pay with respect to our preference shares will be eligible for preferential rates of United States federal income taxation.

        Subject to the passive foreign investment company ("PFIC") rules discussed below, dividends in respect of the common shares paid to certain U.S. holders (including individuals) may qualify for preferential rates of United States federal income tax provided that the common shares are readily tradable on an established securities market in the United States. Although the common shares are currently readily tradable on an established securities market in the United States, no assurances can be made that the common shares will remain readily tradable. U.S. holders are urged to consult their own tax advisors regarding their particular situations.

  Sale, Exchange or other Taxable Disposition of Shares

        Subject to the PFIC discussion below, and except as described below with respect to a conversion of preference shares into common shares, upon a sale, exchange or other taxable disposition of shares, you generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property you receive on the sale or other disposition and your adjusted tax basis in the shares. Such capital gain or loss will be long-term capital gain or loss if your holding period for the shares is more than one year. Certain non-corporate U.S. holders (including individuals) are eligible for preferential rates of United States federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.

  Conversion into Common Shares

        You generally will not recognize gain or loss upon the conversion of preference shares into common shares, provided that gain or loss may be recognized to the extent of any cash received in lieu of fractional shares, and any common shares attributable to dividends in arrears will be treated as a distribution as described above under "—Distributions."

        Except as discussed in the next sentence, your basis in common shares received upon conversion of preference shares (and any fractional shares treated as received and then exchanged for cash) will equal the basis of the converted preference shares and the holding period of such common shares will include the holding period of the converted preference shares. Common shares received in payment of dividends in arrears and taxed as a dividend upon receipt, if any, will have a basis equal to their fair market value on the date of exchange, and a new holding period which will commence on the day after the exchange.

  Adjustment to Conversion Rate

        The conversion rate of the preference shares will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of preference shares, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the preference shares (including, without limitation, adjustments in respect of taxable dividends to holders of common shares) may not qualify as being pursuant to a bona fide reasonable adjustment formula. In addition, an adjustment triggered by a fundamental change may not so qualify. If adjustments that do not qualify as being pursuant to a bona fide reasonable adjustment formula are made, U.S. holders of preference shares will be deemed to have received a distribution even though they have not received any cash or property. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain as described above under "—Distributions."

  Conversion of Preference Shares After Dividend Record Date

        If you exercise your right to convert the preference shares into common shares after a dividend record date but before payment of the dividend, then upon conversion, you generally will be required to pay to us in cash an amount equal to the portion of such dividend attributable to the current quarterly dividend period, which amount would increase the tax basis of the common shares received. When the dividend is received, you would recognize the dividend payment in accordance with the rules described under "—Distributions" above.

  Passive Foreign Investment Company Status

        Special United States federal income tax rules apply to U.S. holders owning shares of a "passive foreign investment company" (a "PFIC") directly or indirectly. A non-U.S. corporation generally will be classified as a PFIC for United States federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either:

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  at least 75% of its gross income is "passive income"; or

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  on average at least 50% of the gross value of its assets (including goodwill) is attributable to assets that produce passive income or are held for the production of passive income.

        For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets and gains from commodities transactions, other than gains derived from "qualified active sales" of commodities and "qualified hedging transactions" involving commodities, within the meaning of applicable Treasury regulations (the "Commodity Exception"). The calculation of goodwill will be based, in part, on the then market value of our preference shares and common shares, which is subject to change.

        Based on certain estimates of our gross income and gross assets available as of the date of this Offering and relying on the Commodity Exception, we do not believe that we were a PFIC for 2005 and we do not believe that we currently are a PFIC. However, since PFIC status will be determined on an annual basis and depends upon the composition of our income and assets (including, among others, less than 25% owned equity investments), and the nature of our activities (including our ability to qualify for the Commodity Exception and similar exceptions), from time to time, there can be no assurance that we will not be considered a PFIC for the prior, current or any future taxable year. Moreover, we will not obtain an opinion of counsel, and no ruling will be sought from the Internal Revenue Service ("IRS"), regarding our United States federal income tax characterization as a PFIC.

        If we are treated as a PFIC for any taxable year during which a U.S. holder held, or was treated as holding, the shares, certain adverse consequences could apply to the U.S. holder (see discussion below). For this reason, if we are treated as a PFIC for any taxable year, a U.S. holder may desire to make an election to treat us as a "qualified electing fund" (a "QEF") with respect to such U.S. holder. Generally, a QEF election should be made on or before the due date for filing the electing U.S. holder's United States federal income tax return for the first taxable year in which the shares are held by such U.S. holder and we are treated as a PFIC.

        If a timely QEF election is made, the electing U.S. holder will be required to annually include in gross income (i) as ordinary income, a pro rata share of our ordinary earnings, and (ii) as long-term capital gain, a pro rata share of our net capital gain, in either case, whether or not distributed by us. In the event that we incur a net loss for a taxable year, such loss will not be available as a deduction to an electing U.S. holder, and may not be carried forward or back in computing our ordinary earnings and net capital gain in other taxable years.

        In certain cases in which a QEF does not distribute all of its earnings in a taxable year, electing U.S. holders may also be permitted to elect to defer the payment of some or all of their United States federal income taxes on the QEF's undistributed earnings, subject to an interest charge on the deferred tax amount.

        If we determine that we are a PFIC for any taxable year during which a U.S. holder holds the shares, we will make commercially reasonable efforts to provide to a U.S. holder, upon written request, all information and documentation that the U.S. holder is reasonably required to obtain in connection with its making a QEF election for United States federal income tax purposes.

        While a U.S. investor is treated as owning stock of a PFIC to the extent that the U.S. investor holds an option to acquire such stock, a U.S. investor cannot make a QEF election with respect to such option or the stock underlying the option until the time of exercise. It is unclear how these rules would apply to the option represented by the conversion feature on our preference shares. Accordingly, it is possible that the common shares received upon the conversion of the preference shares will not be treated as stock of a QEF for such U.S. holder's entire holding period for the common shares, notwithstanding that a QEF election was made with respect to the preference shares in the first taxable year in which the preference shares were held. In addition, it is unclear whether a U.S. holder that sells its preference shares would have to allocate its gain on the sale, if any, between the preferred shares and the option represented by the conversion feature, in which case the QEF election made for the preference shares may not protect the gain allocated to the option from the adverse PFIC tax consequences discussed above.

        In general, if a U.S. holder fails to make a timely QEF election (or mark-to-market election, see discussion below) for any taxable year that we are treated as a PFIC, the United States federal income tax consequences to such U.S. holder will be determined under the so-called "interest charge" regime. Under such regime, (i) any gain derived from the disposition of PFIC stock (possibly including a gift, exchange in a corporate reorganization or grant as security for a loan), as well as any "excess distribution" that is received from the PFIC (i.e., a distribution that exceeds 125% of the average distributions from the shorter of the prior three years and the U.S. holder's holding period for the stock), would be treated as ordinary income that was earned ratably over each day in the U.S. holder's holding period for the PFIC stock, (ii) the portion of such gain or distribution that is allocable to prior taxable years, other than any year before we became a PFIC, would be subject to United States federal income tax at the highest rate applicable to ordinary income for the relevant taxable years, regardless of the tax rate otherwise applicable to the U.S. holder, and (iii) an interest charge would be imposed on the resulting United States federal income tax liability as if such liability represented a tax deficiency for the past taxable years, other than any year before we became a PFIC. In addition, a step-up in the tax basis of the PFIC stock may not be available upon the death of an individual U.S. holder.

        IN MANY CASES, APPLICATION OF THE INTEREST CHARGE REGIME WILL HAVE SUBSTANTIALLY MORE ONEROUS UNITED STATES FEDERAL INCOME TAX CONSEQUENCES THAN WOULD RESULT TO A U.S. HOLDER IF A TIMELY QEF ELECTION WERE MADE. ACCORDINGLY, IF WE ARE TREATED AS A PFIC FOR ANY TAXABLE YEAR, U.S. HOLDERS OF THE COMMON SHARES ARE URGED TO CONSIDER CAREFULLY WHETHER TO MAKE A QEF ELECTION, AND THE CONSEQUENCES OF NOT MAKING SUCH AN ELECTION, WITH RESPECT TO AN INVESTMENT IN THE SHARES.

        As an alternative to the QEF election, and in lieu of being subject to the excess distribution rules discussed above, a U.S. holder of "marketable stock" in a PFIC may make a "mark-to-market" election, provided the PFIC stock is regularly traded on a "qualified exchange." Under applicable Treasury regulations, a "qualified exchange" includes a national securities exchange that is registered with the SEC or a national market system established under the Securities Exchange Act of 1934. Because our preference shares are currently not regularly traded on a qualified exchange, the mark-to-market election is currently unavailable for our preference shares. Currently, our common shares are traded on the New York Stock Exchange, which is a "qualified exchange." Under applicable Treasury Regulations, PFIC stock traded on a qualified exchange is regularly traded on such exchange for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. We cannot assure U.S. Holders that the common shares will be treated as regularly traded stock in a PFIC pursuant to the applicable Treasury Regulations.

        If the mark-to-market election is made, the electing U.S. holder generally would (i) include in gross income, entirely as ordinary income, an amount equal to the difference between the fair market value of the PFIC stock as of the close of such taxable year and its adjusted tax basis in the stock, and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the PFIC stock over its fair market value at the end of the taxable year, but only to the extent of the amount previously included in gross income as a result of the mark-to-market election.

        The mark-to-market election is made with respect to marketable stock in a PFIC on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. Special rules would apply if the mark-to-market election is not made for the first taxable year in which a U.S. person owns stock of PFIC.

        If we are treated as a PFIC, then dividends in respect of our common shares will not be eligible for the preferential rates of United States federal income tax described above under "Distributions." Furthermore, if we are treated as a PFIC, U.S. holders would be required to file an IRS Form 8621.

Non-U.S. Holders

  Distributions

        Payment of dividends (or deemed dividends) generally will not be taxable to a non-U.S. holder unless the dividends are effectively connected with a U.S. trade or business conducted by the non-U.S. holder (and, if a tax treaty applies, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder).

  Sales and Other Taxable Dispositions

        In general, a non-U.S. holder will not be subject to United States federal income tax on any gain recognized on the sale of shares, unless:

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  such non-U.S. holder is a nonresident alien individual who is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met; or

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  the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder).

  Effectively Connected Income

        If the non-U.S. Holder is engaged in a U.S. trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), the income from the shares, including dividends and the gain from the sale, conversion, redemption or other disposition, that is effectively connected with the conduct of that trade or business generally will be determined and will be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. holders (although non-U.S. holders will not be subject to the PFIC rules). In addition, if the non-U.S. holder is a corporation, its earnings and profits that are attributable to effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

  Information Reporting and Backup Withholding

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our shares within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is not a U.S. person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is furnished to the IRS.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated November    , 2006, we have agreed to sell to Credit Suisse Securities (USA) LLC all of the convertible preference shares.

        The underwriting agreement provides that the underwriter is obligated to purchase all of the convertible preference shares if any are purchased, other than those convertible preference shares covered by the over-allotment option described below.

        We have granted to the underwriter a 30-day option to purchase up to 750,000 additional convertible preference shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments in the sale of the convertible preference shares.

        The underwriter proposes to offer the convertible preference shares initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $                  per share. The underwriter and selling group members may allow a discount of $                  per share on sales to other broker/dealers. After the initial public offering the underwriter may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation and estimated expenses we will pay.

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting Discounts and Commissions paid by us	$	$	$	$

        We estimate that expenses of this offering to be paid by us, not including underwriting discounts and commissions, will be approximately $420,000.

        The convertible preference shares are a new issue of securities with no established trading market. The underwriter intends to make a secondary market for the convertible preference shares. However, it is not obligated to do so and may discontinue making a secondary market for the convertible preference shares at any time without notice. No assurance can be given as to how liquid the trading market for the convertible preference shares will be.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any convertible preference shares, common shares or securities convertible into or exchangeable or exercisable for any common shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any of these transactions are to be settled by delivery of our common shares or other securities, in cash or otherwise, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement, except issuances of our share capital pursuant to the terms of the convertible preference shares and issuances of stock options, restricted stock or other awards granted pursuant to our equity incentive plan, non-employee directors' equity incentive plan or non-employee directors' deferred compensation plan and issuances of common shares pursuant to the exercise of an option or a warrant or the conversion of a security outstanding on the date hereof. In addition to these exceptions, we will be permitted to issue common shares in connection with certain merger, amalgamation and acquisition transactions provided that the recipient of such common shares agrees to be bound by the lock-up restrictions facilitate the sale of common shares by certain of our shareholders pursuant to the terms of the registration rights agreement we have entered into with therein (see "Description of Share Capital—Registration Rights Agreement" in the accompanying prospectus).

        Our officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any common shares or securities convertible into or exchangeable or exercisable for any common shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any of these transactions are to be settled by delivery of our common shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement. This agreement is subject to several exceptions that will, among others, permit officers and directors to each sell up to 25,000 common shares or convertible preference shares and transfer common shares and convertible preference shares by gift, will, intestacy or operation of law, to affiliates, as distributions to trust beneficiaries or to pledge the common shares to a financial institution provided that the recipient of such securities, in each case, agrees to be bound by the lock-up restrictions.

        We have agreed to indemnify Credit Suisse Securities (USA) LLC against liabilities under the Securities Act, or contribute to payments which the underwriter may be required to make in that respect.

        In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriter of 750,000 shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the convertible preference shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of convertible preference shares to close out the short position, the underwriter will consider, among other things, the price of convertible preference shares available for purchase in the open market as compared to the price at which it may purchase convertible preference shares through the over-allotment option. If the underwriter sells more convertible preference shares than could be covered by the over-allotment option, a naked short position, that position can only be closed out by buying convertible preference shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the convertible preference shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the convertible preference shares originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

  •
  In passive market making, market makers in the convertible preference shares who is an underwriter or prospective underwriter may, subject to limitations, make bids for or purchases of the convertible preference shares until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the convertible preference shares or preventing or retarding a decline in the market price of the convertible preference shares. As a result the price of the convertible preference shares may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

        This prospectus supplement and accompanying prospectus in electronic format may be made available on the web sites maintained by the underwriter participating in this offering and the underwriter participating in this offering may distribute prospectuses electronically. The underwriter may agree to allocate securities for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter that will make internet distributions on the same basis as other allocations.

        In the ordinary course of their business, the underwriter and certain of its affiliates have in the past, and may in the future, engage in investment banking or other transactions of a financial nature with Bunge, including the provision of certain advisory services and the making of loans to Bunge and its affiliates, for which they have received customary compensation.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the convertible preference shares in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of convertible preference shares are made. Any resale of the convertible preference shares in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the convertible preference shares.

Representations of Purchasers

        By purchasing convertible preference shares in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the convertible preference shares without the benefit of a prospectus qualified under those securities laws,

  •
  where required by law, that the purchaser is purchasing as principal and not as agent,

  •
  the purchaser has reviewed the text above under Resale Restrictions, and

  •
  the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the convertible preference shares to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action—Ontario Purchasers Only

        Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus supplement and the accompanying prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the convertible preference shares, for rescission against us in the event that this prospectus supplement and the accompanying prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the convertible preference shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the convertible preference shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the convertible preference shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the convertible preference shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of convertible preference shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the convertible preference shares in their particular circumstances and about the eligibility of the convertible preference shares for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

        The validity of the convertible preference shares offered by this prospectus supplement and the accompanying prospectus and other legal matters relating to Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda, our special Bermuda counsel. James M. Macdonald, a partner of Conyers Dill & Pearman, serves as our secretary. Various U.S. law matters relating to this offering will be passed upon for us by Shearman & Sterling LLP, New York, New York, our special U.S. counsel, and for the underwriter by Davis Polk & Wardwell, New York, New York.

EXPERTS

        The financial statements and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference from Bunge Limited's Current Report on Form 8-K filed on November 13, 2006 and the related financial statement schedule incorporated in this prospectus supplement by reference from Bunge Limited's Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, we file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements and other information with the SEC. We have filed a registration statement on Form S-3 with the SEC regarding this offering. The registration statement of which this prospectus supplement and the accompanying prospectus is a part contains additional important information about us. We are permitted to omit from this prospectus supplement and the accompanying prospectus certain information that is included in the registration statement of which this prospectus supplement and the accompanying prospectus forms a part. You should refer to the registration statement and its exhibits to read that information.

        You may read any document we file with the SEC, including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, you may access our SEC filings through the SEC's website at www.sec.gov, and our website, www.bunge.com. Information contained in or connected to our website is not part of this prospectus supplement or the accompanying prospectus. Copies of reports and other information may also be inspected in the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by information that is included directly in this prospectus supplement and the accompanying prospectus.

        We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus supplement and the date of the closing of the offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus supplement or the accompanying prospectus), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus supplement.

        This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 15, 2006, which we refer to as our 2005 Annual Report, excluding Items 6 and 7 and financial statements on pages F-1 through F-48, which are incorporated by reference in our Current Report on Form 8-K filed on November 13, 2006.

  •
  Our Quarterly Reports on Form 10-Q for the three-month period ended March 31, 2006, filed on May 10, 2006, for the three-month period ended June 30, 2006, filed on August 9, 2006, and for the three-month period ended September 30, 2006, filed on November 9, 2006, which we collectively refer to as the Quarterly Reports; and

  •
  Our Current Reports on Form 8-K filed on March 1, 2006, March 16, 2006, July 21, 2006 and November 13, 2006.

        We will provide, without charge, to any person who receives a copy of this prospectus supplement and the accompanying prospectus, upon such recipient's written or oral request, a copy of any document this prospectus supplement incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

Bunge Limited
50 Main Street
White Plains, New York 10606
Attention: Investor Relations
(914) 684-2800

        Except as provided above, no other information, including, but not limited to, information on our website is incorporated by reference in this prospectus supplement or the accompanying prospectus.

        Any statement contained in this prospectus supplement or the accompanying prospectus or in a document incorporated by reference into this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded to the extent that such statement is made in any subsequently filed document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

BUNGE LIMITED

Preference Shares

        This prospectus provides you with a general description of the preference shares that we may offer from time to time and the common shares that may be issued upon the exercise, conversion or exchange of, or as dividends or bonus issues on, as the case may be, the preference shares offered hereby. Each time we sell preference shares, we will provide a prospectus supplement that will contain specific information about the terms of the preference shares and the sale, which may add to or update the information in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement.

        We may offer the preference shares in amounts, at prices and on terms determined by market conditions at the time of the offering. We may sell the preference shares through agents we select or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the preference shares, we will name them and describe their compensation in a prospectus supplement.

        For a discussion of certain factors that you should consider before investing in the preference shares, see "Risk Factors" beginning on page 2 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 13, 2006.

        We have not authorized any other person to provide you with any information or to make any representation that is different from, or in addition to, the information and representations contained in this prospectus and any prospectus supplement or in any of the documents that are incorporated by reference in this prospectus or in any prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and any prospectus supplement, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies.

        The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

        Unless the context otherwise requires, references to "we," "us" or "our" refer collectively to Bunge Limited and its subsidiaries.

        Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our preference and common shares to and between non-residents of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. This prospectus may be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

i

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate," "continue" and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include the risks, uncertainties, trends and other factors discussed under the headings "Risk Factors" in this prospectus; in our Annual Report on Form 10-K for the year ended December 31, 2005, under the headings "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," "Item 1. Business," "Item 1A. Risk Factors" and elsewhere; and in our Quarterly Reports on Form 10-Q for the three month periods ended March 31, 2006, June 30, 2006 and September 30, 2006, under the headings "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Item 1A. Risk Factors" and in our Current Report on Form 8-K filed with the SEC on November 13, 2006. Examples of forward-looking statements include all statements that are not historical in nature, including statements regarding:

  •
  our operations, competitive position, strategy and prospects;

  •
  industry conditions, including the cyclicality of the agribusiness industry, unpredictability of the weather and the impact of crop and animal disease on our business;

  •
  estimated demand for the commodities and other products that we sell;

  •
  the effects of economic, political or social conditions and changes in foreign exchange policy or rates;

  •
  our ability to complete, integrate and benefit from acquisitions, joint ventures and strategic alliances;

  •
  governmental policies affecting our business, including agricultural and trade policies;

  •
  our funding needs and financing sources; and

  •
  the outcome of pending regulatory and legal proceedings.

        In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements contained in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus or incorporated by reference therein not to occur. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies without fear of litigation. We would like to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act in connection with the forward-looking statements included in this prospectus, in any prospectus supplement or any document incorporated by reference herein or therein.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that Bunge Limited has filed with the Securities Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell the preference shares described in the prospectus, in one or more offerings. This prospectus provides you with a general description of the preference shares we may offer. Each time we sell preference shares, we will provide a prospectus supplement, or more than one prospectus supplement, that will contain specific information about the terms of the preference shares offered. Each prospectus supplement may also add to, update or change the information contained or incorporated by reference in this prospectus. To the extent that any statement we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and any applicable prospectus supplement together with the information described under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, we file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements and other information with the SEC.

        You may read any document we file with the SEC, including the documents incorporated by reference into this prospectus, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, you may access our SEC filings through the SEC's website at www.sec.gov, and our website, www.bunge.com. Information contained in or connected to our website is not part of this prospectus. Copies of reports and other information may also be inspected in the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this prospectus. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or any prospectus supplement relating to an offering of our securities.

        We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the date of the closing of each offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

        This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 15, 2006, which we refer to as our 2005 Annual Report, excluding Items 6 and 7 and financial statements on pages F-1 through F-48, which are incorporated by reference in our Current Report on Form 8-K filed on November 13, 2006.

  •
  Our Quarterly Reports on Form 10-Q for the three-month period ended March 31, 2006, filed on May 10, 2006, for the three-month period ended June 30, 2006, filed on August 9, 2006, and for the three-month period ended September 30, 2006, filed on November 9, 2006, which we refer to, collectively, as the Quarterly Reports; and

  •
  Our Current Reports on Form 8-K filed on March 1, 2006, March 16, 2006, July 21, 2006 and November 13, 2006.

        We will provide, without charge, to any person who receives a copy of this prospectus, upon such recipient's written or oral request, a copy of any document this prospectus incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

Bunge Limited
50 Main Street
White Plains, New York 10606
Attention: Investor Relations
(914) 684-2800

        Except as provided above, no other information, including, but not limited to, information on our website is incorporated by reference in this prospectus.

        Any statement contained in this prospectus or in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded to the extent that such statement is made in any subsequently filed document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

BUNGE LIMITED

        We are an integrated, global agribusiness and food company operating in the farm-to-consumer food chain. We believe we are:

  •
  the world's leading oilseed processing company, based on processing capacity;

  •
  the largest producer and supplier of fertilizer to farmers in South America, based on volume; and

  •
  a leading seller of bottled vegetable oils worldwide, based on sales.

        We conduct our operations in three divisions: agribusiness, fertilizer and food products. These divisions include four reporting segments: agribusiness, fertilizer, edible oil products and milling products.

        Agribusiness.    Our agribusiness division is an integrated business involved in the purchase, processing, storage and sale of grains and oilseeds. Our agribusiness operations and assets are primarily located in North and South America and Europe, and we also have operations in India and China and international marketing offices throughout the world.

        Fertilizer.    Our fertilizer division is involved in every stage of the fertilizer business, from mining of raw materials to the sale of fertilizer products. The activities of our fertilizer division are primarily located in Brazil.

        Food Products.    Our food products division consists of two business segments: edible oil products and milling products. These segments include businesses that produce and sell food products such as edible oils, shortenings, margarine, mayonnaise and milled products such as wheat flours and corn products. The activities of our food products division are primarily located in North America, Europe, Brazil and India.

        Bunge Limited is a limited liability company formed under the laws of Bermuda. Bunge Limited's principal executive office and corporate headquarters is at 50 Main Street, White Plains, New York 10606, and its telephone number is (914) 684-2800. Bunge Limited's registered office is located at 2 Church Street, Hamilton, HM 11, Bermuda.

RISK FACTORS

        You should consider carefully the risks and uncertainties described below in addition to all the other information included or incorporated by reference into this prospectus before deciding to invest in any preference shares. Our business, financial condition or results of operations could be materially adversely affected by any of the risks and uncertainties described herein or therein. Additional risks not presently known to us or that we currently deem immaterial may also impair our financial condition and business operations. Additional risk factors will be included in a prospectus supplement relating to a particular offering of preference shares.

        The availability and demand for the agricultural commodities and agricultural commodity products that we use and sell in our business can be affected by weather, disease and other factors beyond our control.

        Weather conditions have historically caused volatility in the agricultural commodities industry and consequently in our operating results by causing crop failures or significantly reduced harvests, which can affect the supply and pricing of the agricultural commodities that we sell and use in our business, reduce the demand for our fertilizer products and negatively affect the creditworthiness of our customers and suppliers. Reduced supply of agricultural commodities due to weather-related factors could adversely affect our profitability. In addition, the supply of agricultural commodities can be affected by other factors such as plant disease, including Asian soybean rust, which has recently affected soybean crops in Brazil and the United States. Our operating results can also be influenced by sudden shifts in demand for our primary products due to factors such as livestock and other animal disease, including avian influenza.

        We are vulnerable to cyclicality in the oilseed processing industry and increases in raw material prices.

        In the oilseed processing industry, the lead time required to build an oilseed processing plant can make it difficult to time capacity additions with market demand for oilseed products such as soybean meal and oil. When additional processing capacity becomes operational, a temporary imbalance between the supply and demand for oilseed processing capacity might exist, which until it is corrected, negatively impacts oilseed processing margins. Oilseed processing margins will continue to fluctuate following industry cycles, which could negatively impact our profitability.

        Our food products and fertilizer divisions may also be adversely affected by increases in the price of agricultural commodities and fertilizer raw materials that are caused by market fluctuations outside of our control. As a result of competitive conditions in our food products businesses, we may not be able to recoup increases in the cost of raw materials through increases in sales prices for our products, which would adversely affect our profitability. In addition, increases in fertilizer prices due to higher raw material costs could adversely affect demand for our products.

        We are subject to economic and political instability and other risks of doing business globally and in emerging markets.

        We are a global business with substantial assets located outside of the United States from which we derive a significant portion of our revenue. Our operations in South America and Europe are a fundamental part of our business. In addition, a key part of our strategy involves expanding our business in several emerging markets, including Eastern Europe and Asia. Volatile economic, political and market conditions in these and other emerging market countries may have a negative impact on our operating results and our ability to achieve our business strategies.

        We are exposed to currency exchange rate fluctuations because a significant portion of our net sales and expenses are denominated in currencies other than the U.S. dollar. Changes in exchange rates between the U.S. dollar and other currencies, particularly the Brazilian real, the Argentine peso and the European euro, affect our expenses that are denominated in local currencies, affect farm economics in

non-U.S. markets and may have a negative impact on the value of our assets located outside of the United States.

        We are also exposed to other risks of international operations, including:

  •
  increased governmental ownership, including through expropriation, and regulation of the economy in the markets where we operate;

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  inflation and adverse economic conditions resulting from governmental attempts to reduce inflation, such as imposition of higher interest rates and wage and price controls;

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  trade barriers on imports or exports, such as higher tariffs and taxes on imports of agricultural commodities and commodity products;

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  changes in the tax laws or inconsistent tax regulations in the countries where we operate;

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  exchange controls or other currency restrictions; and

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  civil unrest or significant political instability.

        The occurrence of any of these events in the markets where we operate or in other markets where we plan to expand or develop our business could jeopardize or limit our ability to transact business in those markets and could adversely affect our revenues and operating results.

        Government policies and regulations affecting the agricultural sector and related industries could adversely affect our operations and profitability.

        Agricultural production and trade flows are significantly affected by government policies and regulations. Governmental policies affecting the agricultural industry, such as taxes, tariffs, duties, subsidies and import and export restrictions on agricultural commodities and commodity products, can influence industry profitability, the planting of certain crops versus other uses of agricultural resources, the location and size of crop production, whether unprocessed or processed commodity products are traded and the volume and types of imports and exports. In addition, international trade disputes can adversely affect agricultural commodity trade flows by limiting or disrupting trade between countries or regions. Future government policies may adversely affect the supply, demand for and prices of our products, restrict our ability to do business in our existing and target markets and could cause our financial results to suffer.

        We are dependent on access to external sources of financing to acquire and maintain the inventory, facilities and equipment necessary to run our business.

        We require significant amounts of capital to operate our business and fund capital expenditures. We require significant working capital to purchase, process and market our agricultural commodities inventories. An interruption of our access to short-term credit or a significant increase in our cost of credit could materially increase our interest expense and impair our ability to compete effectively in our business.

        We operate an extensive network of storage facilities, processing plants, refineries, mills, mines, ports, transportation assets and other facilities as part of our business. We are required to make substantial capital expenditures to maintain, upgrade and expand these facilities to keep pace with competitive developments, technological advances and changing safety standards in our industry. Significant unbudgeted increases in our capital expenditures could adversely affect our operating results. In addition, if we are unable to continue devoting substantial resources to maintaining and enhancing our infrastructure, we may not be able to compete effectively.

        Our future funding requirements will depend, in large part, on our working capital requirements and the nature of our capital expenditures. In addition, the expansion of our business and pursuit of business opportunities may require us to have access to significant amounts of capital. As of

September 30, 2006, we had $4,041 million in total indebtedness. Our indebtedness could limit our ability to obtain additional financing, limit our flexibility in planning for, or reacting to, changes in the markets in which we compete, place us at a competitive disadvantage compared to our competitors that are less leveraged than we are and require us to dedicate more cash on a relative basis to servicing our debt and less to developing our business. This may limit our ability to run our business and use our resources in the manner in which we would like.

        In June 2006, Standard & Poor's Ratings Services and Fitch Ratings revised their outlook on the credit rating of our unsecured guaranteed senior notes to "BBB with a negative outlook" from "BBB with a stable outlook." On July 31, 2006, Moody's Investors Services Inc. (Moody's) placed the credit rating of our unsecured guaranteed senior notes under review for a possible downgrade. At September 30, 2006, our unsecured guaranteed senior notes were rated "Baa2" (on review for possible downgrade) by Moody's. We do not have any ratings downgrade triggers that would accelerate the maturity of our debt. However, a credit ratings downgrade would increase our borrowing costs under our credit facilities and, depending on its severity, affect our ability to renew existing or to obtain new credit facilities or access the capital markets in the future on favorable terms and may also require us to post collateral or provide third-party credit support under certain agreements. A significant increase in our borrowing costs could impair our ability to compete effectively in our business relative to competitors with lower amounts of indebtedness and/or higher credit ratings.

        Our risk management strategy may not be effective.

        Our business is affected by fluctuations in agricultural commodities prices, freight rates, energy prices, interest rates and foreign currency exchange rates. We engage in hedging transactions to manage these risks. However, our hedging strategy may not be successful in minimizing our exposure to these fluctuations. In addition, our control procedures and risk management policies may not successfully prevent our traders from entering into unauthorized transactions that have the potential to impair our financial position. See "Item 7A. Quantitative and Qualitative Disclosures About Market Risk" in our 2005 Annual Report and "Item 3. Quantitative and Qualitative Disclosures About Market Risk" in our Quarterly Reports.

        The expansion of our business through acquisitions and strategic alliances poses risks that may reduce the benefits we anticipate from these transactions.

        We have been an active acquirer of other companies, and we have strategic alliances and joint ventures with several partners. Part of our strategy involves acquisitions, alliances and joint ventures designed to expand and enhance our business. Our ability to benefit from acquisitions and alliances depends on many factors, including our ability to identify acquisition or alliance prospects, access capital markets at an acceptable cost of capital, negotiate favorable transaction terms and successfully integrate any businesses we acquire.

        Integrating businesses we acquire into our operational framework may involve unanticipated delays, costs and other operational problems. If we encounter unexpected problems with one of our acquisitions or alliances, our senior management may be required to divert attention away from other aspects of our businesses to address these problems.

        Acquisitions also pose the risk that we may be exposed to successor liability relating to actions by an acquired company and its management before the acquisition. The due diligence we conduct in connection with an acquisition, and any contractual guarantees or indemnities that we receive from the sellers of acquired companies, may not be sufficient to protect us from, or compensate us for, actual liabilities. A material liability associated with an acquisition could adversely affect our reputation and results of operations and reduce the benefits of the acquisition.

        We could lose customers and incur liability if we fail to properly label or separate products that contain genetically modified organisms from those that do not.

        The use of genetically modified organisms (GMOs) in food and animal feed has been met with varying acceptance in the different markets in which we operate. In some of the markets where we sell our products, most significantly the European Union and Brazil, government regulations limit sales or require labeling of GMO products. We may inadvertently deliver products that contain GMOs to customers that request GMO-free products. As a result, we could lose customers, incur liability and damage our reputation.

        We face intense competition in each of our divisions, particularly in our agribusiness and food products divisions.

        We face significant competition in each of our divisions, particularly in our agribusiness and food products divisions. We have numerous competitors, some of which may be larger and have greater financial resources than we have. In addition, we face significant competitive challenges outlined below.

        Agribusiness.    The markets for our products are highly price competitive and are sensitive to product substitution. We compete against large multinational, regional and national suppliers, processors and distributors and farm cooperatives. Our principal competitors are ADM, Cargill and, to a lesser extent, large agricultural cooperatives and trading companies, such as Louis Dreyfus Group. Competition with these and other suppliers, processors and distributors is based on price, service offerings and geographic location.

        Food Products.    Several of the markets in which our food products division operates, particularly those in which we sell retail consumer products, are mature and highly competitive. In addition, consolidation in the supermarket industry has resulted in our retail customers demanding lower prices and reducing the number of suppliers with which they do business. To compete effectively in our food products division, we must establish and maintain favorable brand recognition, efficiently manage distribution, gain sufficient market share, develop products sought by consumers and other customers, implement appropriate pricing, provide marketing support and obtain access to retail outlets and sufficient shelf space for our retail products. In addition, sales of our soybean oil products could be subject to increased competition as a result of adverse publicity and labeling requirements in the U.S. associated with trans-fatty acids. If our competitors are able to offer or develop low trans-fatty acid products more economically or quickly than we can, our competitive position could suffer and our edible oil products segment revenues and profits could be negatively affected.

        Competition could cause us to lose market share, exit certain lines of business, increase expenditures or reduce pricing, each of which could have an adverse effect on our revenues and profitability.

        We are subject to regulation in numerous jurisdictions and may be exposed to liability as a result of our handling of hazardous materials and commodities storage operations.

        Our business involves the handling and use of hazardous materials. The use of such materials in processing our products can cause the emission of certain regulated substances. In addition, the storage and processing of our products may create hazardous conditions. For example, we use hexane in our oilseed processing operations, and hexane can cause explosions that could harm our employees or damage our facilities. Our agricultural commodities storage operations also create dust that has caused explosions in our grain elevators. In addition, our mining operations and manufacturing of fertilizers require compliance with environmental regulations. Our operations are regulated by environmental laws and regulations in the countries where we operate, including those governing the labeling, use, storage, discharge and disposal of hazardous materials. These laws and regulations require us to implement procedures for the handling of hazardous materials and for operating in potentially hazardous conditions, and they impose liability on us for the cleanup of any environmental contamination. In addition, Brazilian law allocates liability for noncompliance with environmental laws by an acquired company to the acquiror for an indefinite period of time. Because we use and handle hazardous substances in our business, changes in environmental requirements or an unanticipated significant adverse environmental event could have a material adverse effect on our business. See "Item 1. Business—Government Regulation" and "Item 1. Business—Environmental Matters" in our 2005 Annual Report.

        We advance significant capital and provide other financing arrangements to farmers in Brazil and, as a result, our business and financial results may be adversely affected if these farmers are unable to repay the capital we have advanced to them.

        In Brazil, where there are fewer third-party financing sources available to farmers, we provide financing services to farmers from whom we purchase soybeans and other agricultural commodities through prepaid commodity purchase contracts and advances to farmers, which are typically secured by the farmer's crop and a mortgage on the farmer's land and other assets. Over the past two years, due to the higher costs of fertilizer, seed, crop chemicals and other farm inputs, as well as the growth of planted acreage in Brazil, we have advanced funds to farmers in greater amounts under these arrangements than we have in the past. At December 31, 2005 and 2004 and September 30, 2006 and 2005, we had approximately $924 million, $932 million, $851 million and $940 million in outstanding prepaid commodity purchase contracts and advances to the farmers, respectively. As our exposure under these financial arrangements increases, we will be increasingly exposed to the risks that the underlying crop will be unable to satisfy a farmer's obligation under the financing arrangements as a result of weather and crop growing conditions, fluctuations in commodity prices and other factors that influence the price, supply and demand for agricultural commodities. In addition, any collateral held by us as part of these financing transactions may not be sufficient to fully protect us from loss. In addition, we sell fertilizer on credit to farmers in Brazil. At December 31, 2005 and 2004 and September 30, 2006 and 2005, our total fertilizer segment accounts receivable were $663 million, $548 million, $832 million and $774 million, respectively. During 2005, approximately 85% of our fertilizer sales were made on credit and, as of September 30, 2006, approximately 85% of our fertilizer sales were made on credit. Furthermore, in connection with our fertilizer sales, we issue guarantees to a financial institution in Brazil related to amounts owed the institution by certain of our farmer customers. For additional information on our guarantees see Note 20 to our consolidated financial statements included as part of our 2005 Annual Report and Note 12 in our Quarterly Reports. In the event that the customers default on their payments to us or the financial institution under these financing arrangements, we would be required to recognize the associated bad debt expense or perform under the guarantees, as the case may be. Although our prior loss experience has been small, significant defaults by farmers under these financial arrangements could adversely affect our financial condition and results of operations.

        We are a Bermuda company, and it may be difficult for you to enforce judgments against us and our directors and executive officers.

        We are a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies or corporations incorporated in other jurisdictions. Most of our directors and some of our officers are not residents of the United States, and a substantial portion of our assets and the assets of those directors and officers are located outside the United States. As a result, it may be difficult for you to effect service of process on those persons in the United States or to enforce in the U.S. judgments obtained in U.S. courts against us or those persons based on civil liability provisions of the U.S. securities laws. In addition, it is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

        Our bye-laws restrict shareholders from bringing legal action against our officers and directors.

        Our bye-laws contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of shareholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty.

        We have anti-takeover provisions in our bye-laws and have adopted a shareholder rights plan that may discourage a change of control.

        Our bye-laws contain provisions that could make it more difficult for a third-party to acquire us without the consent of our board of directors. These provisions provide for:

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  a classified board of directors with staggered three-year terms;

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  directors to be removed without cause only upon the affirmative vote of at least 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution;

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  restrictions on the time period in which directors may be nominated;

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  our board of directors to determine the powers, preferences and rights of our preference shares and to issue the preference shares without shareholder approval; and

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  an affirmative vote of at least 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution for some business combination transactions, which have not been approved by our board of directors.

        In addition, we have a shareholder rights plan which will entitle shareholders to purchase our Series A Preference Shares if a third-party acquires beneficial ownership of 20% or more of our common shares. In some circumstances, shareholders are also entitled to purchase the common stock of a company issuing shares in exchange for our common shares in a merger, amalgamation or tender offer or a company acquiring most of our assets.

        These provisions could make it more difficult for a third party to acquire us, even if the third party's offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.

USE OF PROCEEDS

        Except as may be described otherwise in a prospectus supplement, we will use the net proceeds from the sale of preference shares under this prospectus for working capital and other general corporate purposes, which may include, among other things, funding acquisitions and/or reducing indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for Bunge are set forth below for the nine months ended September 30, 2006 and 2005 and for each year in the five-year period ended December 31, 2005.

        For purposes of computing the following ratios, earnings are defined as income before taxes plus fixed charges and amortization of capitalized interest less capitalized interest and preferred stock dividend requirements. Fixed charges consist of interest (capitalized and expensed), amortization of deferred debt issuance costs, that portion of rental expense that is representative of the interest factor and preferred stock dividend requirements of majority-owned subsidiaries.

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Ratio of Earnings to Fixed Charges	2.2x	3.5x	2.8x	4.5x	3.8x	3.3x	1.9x

PRICE RANGE OF COMMON SHARES

        The following table sets forth, for the periods indicated, the high and low closing prices of our common shares, as reported on the New York Stock Exchange.

	High	Low
2006
Fourth quarter (to November 10th)	$68.16	$57.85
Third quarter	$58.65	$49.84
Second quarter	$60.82	$48.09
First quarter	$59.80	$49.74
2005
Fourth quarter	$57.01	$48.30
Third quarter	$67.31	$51.95
Second quarter	$65.10	$48.99
First quarter	$57.75	$50.84
2004
Fourth quarter	$57.08	$38.80
Third quarter	$40.98	$36.96
Second quarter	$41.27	$34.07
First quarter	$40.22	$32.99

        On November 10, 2006, the closing sale price of our common shares, as reported by the New York Stock Exchange, was $67.61. To our knowledge, based on information provided by Mellon Investor Services LLC, our transfer agent, 119,781,430 of our common shares were held by approximately 159 registered holders as of November 2, 2006.

DIVIDEND POLICY

        We intend to pay cash dividends to our holders of our common shares on a quarterly basis. However, any future determination to pay dividends on our common shares or any preference shares that we may issue will, subject to the provisions of Bermuda law, be at the discretion of our board of directors and will depend upon then existing conditions, including our financial condition, results of operations, contractual and other relevant legal or regulatory restrictions, capital requirements, business prospects and other factors our board of directors deems relevant.

        Under Bermuda law, a company's board of directors may declare and pay dividends from time to time unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preference dividend right of the holders of any preference shares. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in or out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

        We paid quarterly cash dividends on our common shares of $0.13 per common share in each of the first two quarters of 2005 and $0.15 per common share in the last two quarters of 2005. In addition, we paid a quarterly cash dividend of $0.15 per share in each of first two quarters of 2006 and $0.16 per common share in the third quarter of 2006. On October 18, 2006 we announced that our board of directors approved a regular quarterly cash dividend of $0.16 per common share, which will be payable on November 30, 2006 to holders of our common shares of record on November 16, 2006.

DESCRIPTION OF SHARE CAPITAL

        The following briefly summarizes certain provisions of our memorandum of association, our bye-laws and applicable provisions of Bermuda law that would be important to holders of our common shares and preference shares. The following description may not be complete, may be supplemented in prospectus supplements and is subject to, and qualified in its entirety by reference to, the terms and provisions of our memorandum of association and bye-laws that are exhibits to the registration statement that contains this prospectus.

Share Capital

        Our authorized share capital consists of 240,000,000 common shares, par value $.01 per share, 240,000 Series A Preference Shares, par value $0.01 per share, and 9,760,000 undesignated preference shares, par value $0.01 per share. As of November 2, 2006, we had 119,781,430 common shares issued and outstanding and no preference shares issued and outstanding. All of our issued and outstanding common shares are fully paid. Our common shares are traded on the New York Stock Exchange under the symbol "BG."

        Pursuant to our bye-laws, and subject to the requirements of any stock exchange on which our shares are listed, our board of directors is authorized to issue any of our authorized but unissued shares. Subject to certain exceptions, including public offers for cash, any issuance of common shares or securities convertible into common shares in excess of 20% of the voting power or number of the common shares outstanding before such issuance requires shareholder approval. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Common Shares

        Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

        In the event of our liquidation, dissolution or winding-up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Preference Shares

        Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could also have the effect of discouraging an attempt to obtain control of us.

        Our board of directors has designated 240,000 preference shares as Series A Preference Shares, par value $.01 per share. The terms of the Series A Preference Shares are summarized below under "—Shareholder Rights Plan."

        A Prospectus Supplement Will Describe the Specific Terms of a Series of Preference Shares. If we decide to issue preference shares, our board of directors will determine the financial and other specific terms of the series under a certificate of designation, which we will describe in a prospectus supplement accompanying this prospectus. Those terms may vary from the general terms described below. If there are differences between the prospectus supplement for a series and this prospectus, the prospectus supplement will control.

        Without limitation, the preference shares may be convertible into, or exchangeable for, common shares or shares of any other class or series of shares, if our board of directors so determines.

        The prospectus supplement relating to a particular series of preference shares will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

  •
  the offering price at which we will issue the preference shares;

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  the title, designation of number of preference shares and par value of the preference shares;

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  if our board of directors decides to pay dividends on a series of preference shares, the dividend rate, form of payment or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether (and if so, on what terms and conditions) dividends will be cumulative, and, if cumulative, the dates from which dividends will begin to accumulate and whether unpaid dividends will compound or accrue interest;

  •
  any conversion or exchange rights, and if so, the terms and conditions on which those preference shares may be converted or exchanged;

  •
  whether the preference shares will be subject to redemption (either at our option or at the option of their holders) and the redemption price and other terms and conditions relative to the redemption rights;

  •
  any liquidation rights or amounts payable in preference of shares of any other class or series in the event of our voluntary or involuntary liquidation, dissolution or winding-up, and whether the preference shares will be entitled to participate generally in distributions on the common shares under those circumstances;

  •
  any sinking fund provisions with respect to the redemption or purchase of the preference shares;

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  any voting rights in addition to the voting rights provided by Bermuda law, and if so, the terms and extent of those voting rights;

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  a discussion of U.S. federal income tax considerations applicable to a specific series of preference shares; and

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  any other relative rights, powers, preferences, privileges, limitations and restrictions that are not inconsistent with our bye-laws, including whether the preference shares are subject to mandatory or optional remarketing or other mandatory or optional resale provisions, and, if applicable, the date or period during which a resale may occur, any conditions to the resale and any right of a holder to substitute securities for the preference shares subject to resale.

        Dividends.    Holders of a series of preference shares will be entitled to receive dividends only when, as and if declared by our board of directors from funds available for payment of dividends under Bermuda law. The rates and dates of payment of dividends, if any, will be set forth in the applicable prospectus supplement relating to each series of preference shares. Dividends will be payable to holders of record of preference shares as they appear in our register of members on the record dates fixed by the board of directors. Dividends on any series of preference shares may be cumulative or noncumulative, as set forth in the applicable prospectus supplement. Under Bermuda law, we may not declare or pay a dividend if there are reasonable grounds for believing that we are, or would after the payment be, unable to pay our liabilities as they become due, or the realizable value of our assets would thereby be less than the aggregate of our liabilities and our issued share capital and share premium accounts. See "—General Provisions Applicable to Our Share Capital—Dividend Rights" for more information.

        Voting Rights; Transfer Restrictions.    The holders of a series of preference shares will have voting rights as set out in the applicable certificate of designation and described in the applicable prospectus supplement, and any such voting rights will be subject to limitations on voting rights as set out in the applicable certificate of designation and described in that prospectus supplement. In addition, any transfer restrictions applicable to a series of preference shares will also be described in the prospectus supplement applicable thereto.

        Liquidation Preferences.    In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of each series of our preference shares will have the right described in the applicable prospectus supplement to receive distributions upon liquidation in the amount specified, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on our common shares or on any securities ranking junior to the preference shares upon liquidation, dissolution or winding-up.

        Redemption.    If so specified in the applicable prospectus supplement, a series of preference shares may be redeemable at any time, in whole or in part, at our option or the holder's, and may be mandatorily redeemed. Any restriction on the repurchase or redemption by us of our preference shares while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

        Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on preference shares called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

        Conversion or Exchange Rights.    The prospectus supplement relating to any series of preference shares that is convertible, exercisable or exchangeable will state the terms on which shares of that series are convertible into or exercisable or exchangeable for common shares, another series of our preference shares or any other securities registered pursuant to the registration statement of which this prospectus forms a part, or for securities of any third party.

        See also "—General Provisions Applicable to Our Share Capital" for additional information.

General Provisions Applicable to Our Share Capital

        Dividend Rights.    Under Bermuda law, a company's board of directors may not declare or pay dividends if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. Issued share capital is the aggregate par value of our issued shares, and the share premium account is the aggregate amount paid for issued shares over and above their par value. Share premium accounts may be reduced in certain limited circumstances. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preference dividend right of the holders of any preference shares. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in or out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares or preference shares.

        Variation of Rights.    If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (1) with the consent in writing of the holders of 75% of the issued shares of that class; or (2) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum shall be two or more persons holding or representing by proxy one-third of the issued shares of the class. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking senior to common shares will not be deemed to vary the rights attached to common shares.

        Transfer of Shares.    Our board of directors may, in its absolute discretion and without assigning any reason, refuse to register the transfer of a share that is not fully paid. Our board of directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor's right to make the transfer as our board of directors shall reasonably require. Subject to these restrictions, a holder of common shares or preference shares may transfer the title to all or any of his common shares or his preference shares by completing a form of transfer in the form set out in our bye-laws (or as near thereto as circumstances admit) or in such other form as the board may accept. The instrument of transfer must be signed by the transferor and transferee, although, in the case of a fully paid share, our board of directors may accept the instrument signed only by the transferor. The board may also accept mechanically executed transfers. Share transfers may also be effected through our transfer agent and may be made electronically.

        Meetings of Shareholders.    Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year. Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that either the chairman or our board of directors may convene an annual general meeting or a special general meeting. Under our bye-laws, at least twenty-one days' notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting, by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting, by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 50% of the paid-up voting share capital.

        Any shareholder who wishes to propose business that may properly be moved by a shareholder at a general meeting (other than nomination of persons for election as directors) must give notice to us in writing in accordance with our bye-laws. The notice must be given not later than 120 days before the first anniversary of the date on which our proxy statement was distributed to shareholders in connection with our prior year's annual general meeting. If we did not hold an annual general meeting in the prior year or if the date of the annual general meeting has been changed by more than 30 days from the date contemplated in the prior year's proxy statement, the notice must be given before the later of 150 days prior to the contemplated date of the annual general meeting and the date which is ten days after the date of the first public announcement or other notification of the actual date of the annual general meeting. In the case of business to be proposed at a special general meeting, such notice must be given before the later of 120 days before the date of the special general meeting and the date which is ten days after the date of the first public announcement or other notification of the date of the special general meeting. The notice must include the matters set out in our bye-laws.

        Access to Books and Records and Dissemination of Information.    Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of

Companies in Bermuda. These documents include the company's memorandum of association, including its objects and powers, and certain alterations to its memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company's audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and by members of the general public on the payment of a fee. The register of shareholders is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of shareholders for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act 1981, establish a branch register outside Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection by members of the public without charge for not less than two hours in any business day. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

        Election and Removal of Directors.    Our bye-laws provide that our board may consist of between seven and 15 directors, the actual number to be determined by the board from time to time. Our board of directors currently consists of eleven directors. No more than two of our directors may be employed by us or by any other entity in our group. Our board is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. There is also no requirement in our bye-laws or Bermuda law that our directors must retire at a certain age. However, our Corporate Governance Guidelines provide that no director having attained the age of 70 shall be nominated for re-election or re-appointment to our board.

        Only persons who are nominated in accordance with our bye-laws are eligible for election as directors. Any shareholder who wishes to nominate a person for election as a director must give notice to us in writing in accordance with our bye-laws. The notice must be given not later than 120 days before the first anniversary of the date on which our proxy statement was distributed to shareholders in connection with our prior year's annual general meeting. If we did not hold an annual general meeting in the prior year or if the date of the annual general meeting has been changed by more than 30 days from the date contemplated in the prior year's proxy statement, the notice must be given before the later of 150 days prior to the contemplated date of the annual general meeting and the date which is ten days after the date of the first public announcement or other notification of the actual date of the annual general meeting. In the case of any notice of a nomination of a person by a shareholder for election as a director at a special general meeting, such notice must be given before the later of 120 days before the date of the special general meeting and the date which is ten days after the date of the first public announcement or other notification of the date of the special general meeting. The notice must include the information set out in our bye-laws and, in addition, we may require any nominee to furnish such other information as we may reasonably require to determine the eligibility of such nominee to serve as a director.

        A director may be removed for cause by a majority of shareholder votes cast at a meeting at which a quorum is present, provided notice is given to the director of the shareholders' meeting convened to remove the director. A director may be removed without cause upon the affirmative vote of at least 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution, provided notice is given to the director of the shareholders' meeting convened to remove the director. The notice must contain a statement of the intention to remove the director and, if the removal is for cause, a summary of the facts justifying the removal and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

        Our board of directors can fill any vacancy occurring as a result of the removal, resignation, insolvency, death or incapacity of a director. Our board of directors also can appoint persons to fill any newly created directorships, provided that such appointment requires the affirmative vote of not less than 66% of the directors then in office.

        Proceedings of Board of Directors.    Our bye-laws provide that our business is to be managed and conducted by our board of directors. Bermuda law requires that our directors be individuals. There is no requirement in our bye-laws or Bermuda law that directors hold any of our shares.

        The remuneration of our directors is determined by our board of directors. Our directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.

        Provided a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested, unless he or she is disqualified from voting by the chairman of the relevant board meeting. Under Bermuda law, a director (including the spouse or children of the director or any company of which such director, spouse or children own or control more than 20% of the capital or loan debt) cannot borrow from us (except loans made to directors who are bona fide employees or former employees pursuant to an employees' share scheme), unless shareholders holding 90% of the total voting rights have consented to the loan.

        Waiver of Claims by Shareholders; Indemnification of Directors and Officers.    Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised by the SEC that, in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts. Our bye-laws also indemnify our directors and officers in respect of their actions and omissions, except in respect of their fraud or dishonesty.

        Merger, Amalgamations and Business Combinations.    The merger or amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the merger or amalgamation agreement to be approved by the company's board of directors and by its shareholders. Such shareholder approval, unless the bye-laws otherwise provide, requires 75% of the shareholders voting at such meeting in respect of which the quorum shall be two persons at least holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that a merger or amalgamation (other than with certain affiliated companies) that has been approved by our board must only be approved by a majority of the votes cast at a general meeting of our shareholders at which the quorum shall be two or more persons representing more than one-half of the paid-up share capital carrying the right to vote. Any merger, amalgamation or other business combination (as defined in our bye-laws) not approved by our board must be approved by the holders of not less than 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution.

        Amendment of Memorandum of Association and Bye-Laws.    Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our board of directors and by a resolution of the shareholders. In the case of the bye-laws relating to election of directors, approval of business combinations and amendment of bye-law provisions, the required resolutions must include the affirmative vote of at least 66% of our directors then in office and of at least 66% percent of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution, and, in the case of the bye-law relating to the removal of directors, the requisite affirmative votes are a simple majority of the directors then in office and at least 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution, and, in the case of the bye-laws relating to the issuance of shares or other securities or instruments, the requisite affirmative votes are a simple majority of the directors then in office and at least 66% of the shares voting.

        Under Bermuda law, the holders of an aggregate of not less than 20% in par value of the company's share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act 1981. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within twenty-one days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

        Appraisal Rights and Shareholder Suits.    Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who is not satisfied that fair value has been offered for such shareholder's shares may apply to a Bermuda court within one month of notice of the shareholders meeting to appraise the fair value of those shares.

        Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company's memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it.

        When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to a Bermuda court, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

        Capitalization of Profits and Reserves.    Pursuant to our bye-laws, our board of directors may (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares) to the shareholders; or (ii) capitalize any sum credited to a reserve account or sums otherwise available for dividend or distribution by paying up in full partly paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

        Registrar or Transfer Agent. A register of holders of the common shares is, and of any preference shares we may issue will be, maintained by Codan Services Limited in Bermuda, and a branch register is maintained in the United States by Mellon Investor Services L.L.C., which does and will serve as branch registrar and transfer agent for the common shares and any preference shares we may issue.

        Untraced Shareholders.    Our bye-laws provide that our board of directors may forfeit any dividend or other monies payable in respect of any shares which remain unclaimed for twelve years from the date when such monies became due for payment. In addition, we are entitled to cease sending checks or dividend warrants by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquiries have failed to establish the shareholder's new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

        Certain Provisions of Bermuda Law.    We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares or preference shares.

        The Bermuda Monetary Authority has given its consent for the issue and free transferability of our common shares and preference shares to and between non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares or preference shares involving persons deemed resident in Bermuda for exchange control purposes may require the specific consent of the Bermuda Monetary Authority.

        This prospectus will be filed with the Registrar of Companies in Bermuda pursuant to Part III of the Companies Act 1981 of Bermuda. In accepting this prospectus for filing, the Registrar of Companies in Bermuda shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus.

        In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Shareholder Rights Plan

        Our Board has adopted, and our shareholders have approved, an amended and restated shareholder rights plan. Under the rights plan, one right will be issued and will attach to each outstanding common share. Each right will entitle the holder, in certain circumstances, to purchase from us a unit consisting of one one-thousandth of a Series A Preference Share at an exercise price of $29.02 per right, subject to adjustment in certain events. Our rights plan expires on August 1, 2007. Our bye-laws permit our board of directors to adopt a new rights plan without the approval of our shareholders. Upon the expiration of our rights plan on August 1, 2007, our board of directors intends to adopt a policy requiring that it would only adopt a new rights plan if either (1) our shareholders have approved the adoption of such a rights plan before its effectiveness or (2) our board of directors, in the exercise of its fiduciary responsibilities and by a vote of a majority of the independent members of the board of directors, determines that, under the circumstances existing at the time, it is in our best interests for the board of directors to adopt a new rights plan without the delay that would be occasioned by seeking shareholder approval. The policy would require that if the board of directors adopts a new rights plan pursuant to clause (2), it will seek shareholder ratification of the rights plan within 12 months from the date of its adoption of the rights plan. If shareholder ratification is not obtained within 12 months of adoption, the rights plan will expire at the end of the 12-month period.

Registration Rights Agreement

        We granted to the shareholders of Mutual Investment Limited, who became shareholders of our company as part of our initial public offering in 2001, certain registration rights under a registration rights agreement. These shareholders currently have piggyback registration rights that provide the right, subject to certain conditions and limitations, to include common shares owned by them in any registration of our common shares or equity securities convertible into or exchangeable for our common shares made by us for our own account or the account of any other person, over a six year period beginning 180 days after the date of the prospectus relating to our initial public offering of August 2001. These shareholders have the right, therefore, to request that their common shares be included as a part of the registration statement that this prospectus forms a part or on another registration statement, in either case, to provide for resales of their common shares. We believe that, collectively, these shareholders own approximately 36.4 million common shares, all of which are subject to the terms of the registration rights agreement.

PLAN OF DISTRIBUTION

        We may sell the preference shares:

  •
  through agents;

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  to or through underwriters; or

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  directly to other purchasers.

        Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters' compensation and any securities exchanges on which the securities are listed will be described in the applicable prospectus supplement.

        We (directly or through agents) may sell, and the underwriters may resell, the preference shares in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

        In connection with the sale of preference shares, the underwriters or agents may receive compensation from us or from purchasers of the preference shares for whom they may act as agents. The underwriters may sell preference shares to or through dealers, who may also receive compensation from purchasers of the preference shares for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the preference shares may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the preference shares by them may be treated as underwriting discounts and commissions under the Securities Act.

        We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments they may be required to make in respect of such liabilities.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

        If so indicated in the prospectus supplement relating to a particular issue of preference shares, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the preference shares from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

LEGAL MATTERS

        The validity of the preference shares and common shares offered by this prospectus and other legal matters relating to Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. James M. Macdonald, a partner of Conyers Dill & Pearman, serves as Bunge Limited's secretary. Various U.S. law matters will be passed upon by Shearman & Sterling LLP, New York, New York.

EXPERTS

        The financial statements and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Bunge Limited's Current Report on Form 8-K filed on November 13, 2006 and the related financial statement schedule incorporated in this prospectus by reference from Bunge Limited's Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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FORWARD-LOOKING STATEMENTS
SUMMARY
BUNGE LIMITED
THE OFFERING
Risk Factors
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
DESCRIPTION OF CONVERTIBLE PREFERENCE SHARES
Additional Common Shares
CERTAIN TAX CONSIDERATIONS
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

FORWARD-LOOKING STATEMENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
BUNGE LIMITED
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
PRICE RANGE OF COMMON SHARES
DIVIDEND POLICY
DESCRIPTION OF SHARE CAPITAL
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS